Exhibit 99.1
SOCIAL FINANCE, INC.

Social Finance, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In Thousands, Except for Share Data)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$351,283	$872,582
Restricted cash and restricted cash equivalents(1)	347,284	450,846
Loans(1)(2)	4,486,828	4,879,303
Servicing rights	161,240	149,597
Securitization investments	462,109	496,935
Equity method investments	—	107,534
Property, equipment and software	82,825	81,489
Goodwill	899,270	899,270
Intangible assets	335,719	355,086
Operating lease right-of-use assets	116,553	116,858
Related party notes receivable	—	17,923
Other assets(3)	139,126	136,076
Total assets	$7,382,237	$8,563,499
Liabilities, temporary equity and permanent deficit
Liabilities:
Accounts payable, accruals and other liabilities(1)	$421,061	$452,909
Operating lease liabilities	138,822	139,796
Debt(1)	3,827,424	4,798,925
Residual interests classified as debt(1)	114,882	118,298
Total liabilities	4,502,189	5,509,928
Commitments, guarantees, concentrations and contingencies (Note 14)
Temporary equity(4):
Redeemable preferred stock: 311,842,666 and 311,842,666 shares authorized; 256,459,941 and 256,459,941 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	3,173,686	3,173,686
Permanent deficit:
Common stock, $0.00 par value: 452,815,616 and 452,815,616 shares authorized; 68,291,780 and 66,034,174 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively(5)	—	—
Additional paid-in capital	583,349	579,228
Accumulated other comprehensive loss	(246)	(166)
Accumulated deficit	(876,741)	(699,177)
Total permanent deficit	(293,638)	(120,115)
Total liabilities, temporary equity and permanent deficit	$7,382,237	$8,563,499
_______________
(1)Financial statement line items include amounts in consolidated variable interest entities (“VIEs”). See Note 4.
(2)As of March 31, 2021 and December 31, 2020, includes loans measured at fair value of $4,472,604 and $4,859,068, respectively, and loans measured at amortized cost of $14,224 and $20,235, respectively. See Note 3 and Note 7.
(3)Other assets includes accounts receivable, net, of $39,857 and $32,374 as of March 31, 2021 and December 31, 2020, respectively, with allowance for credit losses on accounts receivable of $919 and $562, respectively.
(4)Redemption amounts are $3,210,470 and $3,210,470 as of March 31, 2021 and December 31, 2020, respectively.
(5)Includes 5,000,000 non-voting common shares authorized and 1,380,852 non-voting common shares issued and outstanding as of March 31, 2021 and December 31, 2020. See Note 10 for additional information.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Social Finance, Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(In Thousands, Except for Share and Per Share Data)

	Three Months Ended March 31,
	2021	2020
Interest income
Loans	$77,221	$86,116
Securitizations	4,467	7,061
Related party notes	211	1,052
Other	629	3,053
Total interest income	82,528	97,282
Interest expense
Securitizations and warehouses	29,808	47,523
Corporate borrowings	5,008	1,088
Other	432	1,522
Total interest expense	35,248	50,133
Net interest income	47,280	47,149
Noninterest income
Loan origination and sales	110,345	104,255
Securitizations	(2,036)	(83,104)
Servicing	(12,109)	7,059
Technology Platform fees	45,659	—
Other	6,845	2,943
Total noninterest income	148,704	31,153
Total net revenue	195,984	78,302
Noninterest expense
Technology and product development	65,948	40,171
Sales and marketing	87,234	62,670
Cost of operations	57,570	32,657
General and administrative	161,697	49,114
Total noninterest expense	372,449	184,612
Loss before income taxes	(176,465)	(106,310)
Income tax expense	(1,099)	(57)
Net loss	$(177,564)	$(106,367)
Other comprehensive loss
Foreign currency translation adjustments, net	(80)	(7)
Total other comprehensive loss	(80)	(7)
Comprehensive loss	$(177,644)	$(106,374)
Loss per share (Note 15)
Loss per share – basic	$(2.81)	$(2.93)
Loss per share – diluted	$(2.81)	$(2.93)
Weighted average common stock outstanding – basic	66,647,192	39,815,023
Weighted average common stock outstanding – diluted	66,647,192	39,815,023

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Social Finance, Inc.
Unaudited Condensed Consolidated Statements of Changes in Temporary Equity and Permanent Deficit
(In Thousands, Except for Share Data)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Permanent Deficit	Temporary Equity
	Shares	Amount					Shares	Amount
Balance at January 1, 2021	66,034,174	$—	$579,228	$(166)	$(699,177)	$(120,115)	256,459,941	$3,173,686
Stock-based compensation expense	—	—	37,454	—	—	37,454	—	—
Vesting of RSUs	2,096,875	—	—	—	—	—	—	—
Stock withheld related to taxes on vested RSUs	(803,142)	—	(25,989)	—	—	(25,989)	—	—
Exercise of common stock options	963,873	—	2,624	—	—	2,624	—	—
Redeemable preferred stock dividends	—	—	(9,968)	—	—	(9,968)	—	—
Foreign currency translation adjustments, net of tax of $0	—	—	—	(80)	—	(80)	—	—
Net loss	—	—	—	—	(177,564)	(177,564)	—	—
Balance at March 31, 2021	68,291,780	$—	$583,349	$(246)	$(876,741)	$(293,638)	256,459,941	$3,173,686

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Permanent Deficit	Temporary Equity
	Shares	Amount					Shares	Amount
Balance at January 1, 2020	39,614,844	$—	$135,517	$(21)	$(474,558)	$(339,062)	218,814,230	$2,439,731
Stock-based compensation expense	—	—	19,685	—	—	19,685	—	—
Vesting of RSUs	1,060,794	—	—	—	—	—	—	—
Stock withheld related to taxes on vested RSUs	(441,891)	—	(4,640)	—	—	(4,640)	—	—
Exercise of common stock options	50,946	—	235	—	—	235	—	—
Redeemable preferred stock dividends	—	—	(10,106)	—	—	(10,106)	—	—
Note receivable issuance to stockholder, inclusive of interest	—	—	(770)	—	—	(770)	—	—
Foreign currency translation adjustments, net of tax of $0	—	—	—	(7)	—	(7)	—	—
Net loss	—	—	—	—	(106,367)	(106,367)	—	—
Balance at March 31, 2020	40,284,693	$—	$139,921	$(28)	$(580,925)	$(441,032)	218,814,230	$2,439,731

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Social Finance, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,
	2021	2020
Operating activities
Net loss	$(177,564)	$(106,367)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,977	4,715
Deferred debt issuance and discount expense	5,998	9,137
Stock-based compensation expense	37,454	19,685
Deferred income taxes	623	62
Equity method investment earnings	—	(1,002)
Fair value changes in residual interests classified as debt	7,951	14,936
Fair value changes in securitization investments	(2,957)	8,530
Fair value changes in warrant liabilities	89,920	2,879
Fair value adjustment to related party notes receivable	(169)	—
Other	30	—
Changes in operating assets and liabilities:
Originations and purchases of loans	(2,575,932)	(3,418,210)
Proceeds from sales and repayments of loans	2,911,540	3,697,718
Other changes in loans	30,486	36,224
Servicing assets	(11,643)	(8,301)
Related party notes receivable interest income	1,399	(1,052)
Other assets	3,299	(4,595)
Accounts payable, accruals and other liabilities	(6,361)	18,440
Net cash provided by operating activities	$340,051	$272,799
Investing activities
Purchases of property, equipment, software and intangible assets	$(7,445)	$(5,499)
Proceeds from repayment of related party notes receivable	16,693	—
Proceeds from non-securitization investments	107,534	—
Purchases of non-securitization investments	—	(145)
Receipts from securitization investments	64,165	70,983
Net cash provided by investing activities	$180,947	$65,339

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Social Finance, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows (Continued)
(In Thousands)

	Three Months Ended March 31,
	2021	2020
Financing activities
Proceeds from debt issuances	$1,925,042	$3,203,608
Repayment of debt	(2,912,263)	(3,116,680)
Payment of debt issuance costs	(1,645)	(621)
Taxes paid related to net share settlement of stock-based awards	(25,989)	(4,640)
Purchases of common stock	(526)	—
Redemption of redeemable preferred stock	(132,859)	—
Proceeds from stock option exercises	2,624	235
Finance lease principal payments	(163)	—
Net cash provided by (used in) financing activities	$(1,145,779)	$81,902
Effect of exchange rates on cash and cash equivalents	(80)	(7)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	$(624,861)	$420,033
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,323,428	690,206
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$698,567	$1,110,239

Reconciliation to amounts on Consolidated Balance Sheets (as of period end)
Cash and cash equivalents	$351,283	$867,130
Restricted cash and restricted cash equivalents	347,284	243,109
Total cash, cash equivalents, restricted cash and restricted cash equivalents	$698,567	$1,110,239

Supplemental non-cash investing and financing activities
Securitization investments acquired via loan transfers	$26,381	$126,343
Non-cash property, equipment, software and intangible asset additions	888	—
Accrued but unpaid redeemable preferred stock dividends	9,968	10,106
Deconsolidation of residual interests classified as debt	—	72,026
Deconsolidation of securitization debt	—	200,654

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)

Note 1. Organization, Summary of Significant Accounting Policies and New Accounting Standards
Organization
Social Finance, Inc. (collectively with its subsidiaries, “SoFi”, the “Company”, “we”, “us” or “our”) is a financial services platform. The Company was founded in 2011 to offer an innovative approach to the private student loan market by providing student loan refinancing options. Since its founding, SoFi has expanded its lending strategy to offer home loans, personal loans and credit cards. SoFi predominantly operates in the U.S. via its lending activities. The Company has also developed non-lending financial products, such as money management and investment product offerings, and has also leveraged its financial services platform to empower other businesses. Through strategic acquisitions made during the year ended December 31, 2020, the Company expanded its investment product offerings into Hong Kong, and now also operates as a platform-as-a-service for a variety of financial service providers, providing the infrastructure to facilitate core client-facing and back-end capabilities, such as account setup, account funding, direct deposit, authorizations and processing, payments functionality and check account balance features.
For information on business combinations, see Note 2.
Summary of Significant Accounting Policies
Basis of Presentation
The Unaudited Condensed Consolidated Financial Statements include the accounts of the Company, its wholly-owned and majority-owned subsidiaries and certain consolidated VIEs. All intercompany accounts were eliminated in consolidation. The Unaudited Condensed Consolidated Financial Statements were prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). We condensed or omitted certain notes and other financial information form the interim financial statements presented herein. The financial data and other information disclosed in these Notes to Unaudited Condensed Consolidated Financial Statements related to the three months ended March 31, 2021 and 2020 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated statements and, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the Company’s financial condition and results of operations and cash flows for the interim periods presented. The results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021.
Use of Judgments, Assumptions and Estimates
The preparation of our Unaudited Condensed Consolidated Financial Statements and related disclosures in conformity with GAAP requires management to make assumptions and estimates that affect the amounts reported in our Unaudited Condensed Consolidated Financial Statements and accompanying notes. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of our assets and liabilities. These judgments, assumptions and estimates include, but are not limited to, the following: (i) fair value measurements; (ii) stock-based compensation expense, and (iii) business combinations. These judgments, estimates and assumptions are inherently subjective in nature and, therefore, actual results may differ from our estimates and assumptions.
Business Combinations
We account for acquisitions of entities or asset groups that qualify as businesses using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Purchase consideration is allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date, which are measured in accordance with the principles outlined in Accounting Standards Codification (“ASC”) 820, Fair Value Measurement. The determination of fair value requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature. The excess of the total purchase consideration over the fair value of the identified net assets acquired is recognized as goodwill. The results of the acquired

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
businesses are included in our results of operations beginning from the date of acquisition. Acquisition-related costs are expensed as incurred.
During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the allocation of purchase consideration and to the fair values of assets acquired and liabilities assumed to the extent that additional information becomes available. After this period, any subsequent adjustments are recorded in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.
Consolidation of Variable Interest Entities
We enter into arrangements in which we originate loans, establish a special purpose entity (“SPE”), and transfer loans to the SPE. We retain the servicing rights of those loans and hold additional interests in the SPE. We evaluate each such arrangement to determine whether we have a variable interest. If we determine that we have a variable interest in an SPE, we then determine whether the SPE is a VIE. If the SPE is a VIE, we assess whether we are the primary beneficiary of the VIE, such that we must consolidate the VIE on our Unaudited Condensed Consolidated Balance Sheets. To determine if we are the primary beneficiary, we identify the most significant activities and determine who has the power over those activities, and who absorbs the variability in the economics of the VIE. As of March 31, 2021 and December 31, 2020, we had 15 and 15 consolidated VIEs, respectively, on our Unaudited Condensed Consolidated Balance Sheets. Refer to Note 4 for more details regarding our consolidated VIEs. As of each of March 31, 2021 and December 31, 2020, there were two and one consolidated VIEs, respectively, which did not have securitization debt.
We periodically reassess our involvement with each VIE in which we have a variable interest. We monitor matters related to our ability to control economic performance, such as management of the SPE and its underlying loans, contractual changes in the services provided, the extent of our ownership, and the rights of third parties to terminate us as the VIE servicer. In addition, we monitor the financial performance of each VIE for indications that we may or may not have the right to absorb benefits or the obligation to absorb losses associated with variability in the financial performance of the VIE that could potentially be significant to that VIE, which we define as a variable interest of greater than 10%.
A significant change to the pertinent rights of us or other parties, or a significant change to the ranges of possible financial performance outcomes used in our assessment of the variability of cash flows due to us, could impact the determination of whether or not a VIE should be consolidated in future periods. VIE consolidation and deconsolidation may lead to increased volatility in our financial results and impact period-over-period comparability. Our maximum exposure to loss as a result of our involvement with consolidated VIEs is limited to our investment, which is eliminated in consolidation. There are no liquidity arrangements, guarantees or other commitments by third parties that may affect the fair value or risk of our variable interests in consolidated VIEs.
Fair Value Measurements
Fair value is defined as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We use a three-level fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available and to minimize the use of unobservable inputs when determining fair value. The three levels are defined as follows:
•Level 1 — Quoted prices in active markets for identical assets or liabilities, accessible by us at the measurement date.
•Level 2 — Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or observable inputs other than quoted prices.
•Level 3 — Unobservable inputs for assets or liabilities for which there is little or no market data, which requires us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
cash flow models, or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the asset or liability.
A financial instrument’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Instruments are categorized in Level 3 of the fair value hierarchy based on the significance of unobservable factors in the overall fair value measurement. As a result, the related gains and losses for assets and liabilities within the Level 3 category presented in Note 7 may include changes in fair value that are attributable to both observable and unobservable inputs.
Transfers of Financial Assets
The transfer of an entire financial asset and, to a much lesser extent, a participating interest in an entire financial asset in which we surrender control over the asset is accounted for as a sale if all of the following conditions are met:
•the financial asset is isolated from the transferor and its consolidated affiliates as well as its creditors, even in bankruptcy or other receivership;
•the transferee or beneficial interest holders have the right to pledge or exchange the transferred financial asset; and
•the transferor, its consolidated affiliates and its agents do not maintain effective control over the transferred financial asset.
Loan sales are aggregated in the financial statements due to the similarity of both the loans transferred and servicing arrangements. The portion of our income relating to ongoing servicing and the fair value of our servicing rights are dependent upon the performance of the sold loans. We measure the gain or loss on the sale of financial assets as the net assets received from the sale less the carrying amount of the loans sold. The net assets received from the sale represent the fair value of any assets obtained or liabilities incurred as part of the transaction, including but not limited to cash, servicing assets, retained securitization investments and recourse obligations.
When securitizing loans, we employ a two-step transaction that includes the isolation of the underlying loans in a trust and the sale of beneficial interests in the trust to a bankruptcy-remote entity. Transfers of financial assets that do not qualify for sale accounting are reported as secured borrowings. Accordingly, the related assets remain on our Unaudited Condensed Consolidated Balance Sheets and continue to be reported and accounted for as if the transfer had not occurred. Cash proceeds received from these transfers are reported as liabilities, with related interest expense recognized over the life of the related secured borrowing.
As a component of the loan sale agreements, we make certain representations to third parties that purchase our previously-held loans, some of which include Federal National Mortgage Association (“FNMA”) repurchase requirements and all of which are standard in nature and do not constrain our ability to recognize a sale for accounting purposes. Any significant estimated post-sale obligations or contingent obligations to the purchaser of the loans arising from these representations are accrued if probable and estimable. Pursuant to ASC 460, Guarantees, we establish a loan repurchase liability, which is based on historical experience and any current developments which would make it probable that we would buy back loans previously sold to third parties at the historical sales price. The loan repurchase liability is presented within accounts payable, accruals and other liabilities in the Unaudited Condensed Consolidated Balance Sheets, with the corresponding charges recorded within noninterest income — loan origination and sales in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.
Cash and Cash Equivalents
Cash and cash equivalents include unrestricted deposits with financial institutions in checking, money market and short-term certificate of deposit accounts. We consider all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Restricted Cash and Restricted Cash Equivalents
Restricted cash and restricted cash equivalents consist primarily of cash deposits, certificate of deposit accounts held on reserve, money market funds held by consolidated VIEs, funds reserved for committed stock purchases, and collection balances. These accounts are earmarked as restricted because these balances are either member balances held in our custody, escrow requirements for certain debt facilities and derivative agreements, deposits required by Member Banks that support one or more of our products, collection balances awaiting disbursement to investors, or represent consolidated VIE cash balances that we cannot use for general operating purposes.
Loans
As of March 31, 2021, our loan portfolio consisted of personal loans, student loans and home loans, which are measured at fair value, and credit card loans, which are measured at amortized cost, and which we began originating in the third quarter of 2020. As of December 31, 2020, we also had a commercial loan, which is further discussed below.
Loans Measured at Fair Value
Our personal loans, student loans and home loans are carried at fair value on a recurring basis and, therefore, all direct fees and costs related to the origination process are recognized in earnings as earned or incurred. We elected the fair value option to measure these loans, as we believe that fair value best reflects the expected economic performance of the loans, as well as our intentions given our gain on sale origination model. We record the initial fair value measurement and subsequent measurement changes in fair value in the period in which the changes occur within noninterest income — loan origination and sales in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. Our consolidated loans are originated with the intention to sell to third-party investors and are, therefore, considered held for sale. Securitized loans are assets held by consolidated SPEs as collateral for bonds issued, for which fair value changes are recorded within noninterest income — securitizations in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. Gains or losses recognized upon deconsolidation of a VIE are also recorded within noninterest income — securitizations.
Loans do not trade in an active market with readily observable prices. We determine the fair value of our loans using a discounted cash flow methodology, while also considering market data as it becomes available. We classify loans as Level 3 because the valuations utilize significant unobservable inputs.
We consider a loan to be delinquent when the borrower has not made the scheduled payment amount within one day of the scheduled payment date, provided the borrower is not in school or in deferment, forbearance or within an agreed-upon grace period. Loan deferment is a provision in the student loan contract that permits the borrower to defer payments while enrolled at least half time in school. During the deferment period, interest accrues on the loan balance and is capitalized to the loan when the loan enters repayment status, which begins when the student no longer qualifies for deferment.
Whereas deferment only relates to student loans, forbearance applies to student loans, personal loans and home loans. A borrower in repayment may generally request forbearance for reasons including a FEMA-declared disaster, unemployment, economic hardship or general economic uncertainty. Forbearance typically cannot exceed a total of 12 months over the life of the loan. During the year ended December 31, 2020 and, to a lesser extent, the three months ended March 31, 2021, requests for forbearance have also included impacts related to the COVID-19 pandemic. If forbearance is granted, interest continues to accrue during the forbearance period and is capitalized to the loan when the borrower resumes making payments. At the conclusion of a forbearance period, the contractual monthly payment is recalculated and is generally higher as a result.
Delinquent loans are charged off after 120 days of nonpayment or on the date of confirmed loss, at which time we stop accruing interest and reverse all accrued but unpaid interest as of such date. Additional information about our loans measured at fair value is included in Note 3 through Note 5, as well as Note 7.
Loans Measured at Amortized Cost
As of March 31, 2021 and December 31, 2020, loans measured at amortized cost included credit card loans. During the fourth quarter of 2020, we also issued a commercial loan, which had a principal balance of $16,500 and accumulated unpaid

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
interest of $12 as of December 31, 2020, all of which was repaid during January 2021. For loans measured at amortized cost, we present accrued interest within loans in the Unaudited Condensed Consolidated Balance Sheets.
We launched our credit card product in the third quarter of 2020, which was expanded to a broader market in the fourth quarter of 2020. Credit card loans are reported as delinquent when they become 30 or more days past due. Credit card loans are charged off after 180 days of nonpayment or on the date of the confirmed loss, at which time we stop accruing interest and reverse all accrued but unpaid interest as of such date. When payments are received against charged off credit card loans, we use the cash basis method and resume the accrual of interest. Credit card loans charged off during the three months ended March 31, 2021 were immaterial. There were no credit card loans on nonaccrual status as of March 31, 2021 and December 31, 2020.
The following table presents the aging analysis of our credit card loans as of the dates indicated:

		Delinquent Loans
	Current	30–59 Days	60–89 Days	≥ 90 Days(1)	Total Delinquent Loans	Total Loans(2)
March 31, 2021
Credit card loans	$14,136	169	39	2	210	$14,346
December 31, 2020
Credit card loans	$3,864	74	2	—	76	$3,940
_______________
(1)As of March 31, 2021, all of the credit card loans that were 90 days or more past due continued to accrue interest.
(2)Presented before allowance for credit losses and excludes accrued interest of $49 and $2 as of March 31, 2021 and December 31, 2020, respectively.
Allowance for Credit Losses
Effective January 1, 2020, we adopted the provisions of Accounting Standards Update (“ASU”) 2016-13, Measurement of Credit Losses on Financial Instruments, which requires upfront recognition of lifetime expected credit losses using a current expected credit loss model. As of March 31, 2021, the standard was applicable to (i) cash equivalents and restricted cash equivalents, (ii) accounts receivable from contracts with customers, inclusive of servicing related receivables, (iii) margin receivables, which were attributable to our activities at 8 Limited, (iv) certain loan repurchase reserves representing guarantees of credit exposure, and (v) loans measured at amortized cost, including credit card loans. Our approaches to measuring the allowance for credit losses on the applicable financial assets are as follows:
Cash equivalents and restricted cash equivalents: Our cash equivalents and restricted cash equivalents are short-term in nature and of high credit quality; therefore, we determined that our exposure to credit losses over the life of these instruments was immaterial.
Accounts receivable from contracts with customers: Accounts receivable from contracts with customers as of the balance sheet dates are recorded at their original invoice amounts reduced by any allowance for credit losses. In accordance with the standard, we pool our accounts receivable, all of which are short-term in nature and arise from contracts with customers, based on shared risk characteristics to assess their risk of loss, even when that risk is remote. Certain of our historical accounts receivable balances did not have any write-offs. We use the aging method to establish an allowance for expected credit losses on accounts receivable balances and consider whether current conditions or reasonable and supportable forecasts about future conditions warrant an adjustment to our historical loss experience. In applying such adjustments, we primarily evaluate changes in customer creditworthiness, current economic conditions, expectations of near-term economic trends and changes in customer payment terms and collection trends.
When we determine that a receivable is not collectible, we write off the uncollectible amount as a reduction to both the allowance and the gross asset balance. Recoveries are recorded when received and credited to provision for credit losses. Accrued interest is excluded from the measurement of the allowance for credit losses. Any change in the assumptions used in analyzing a specific account receivable may result in an additional allowance for credit losses being recognized in the period in which the change occurs. See Note 6 for additional information on our accounts receivable.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Margin receivables: Our margin receivables of $1.7 million and $1.6 million as of March 31, 2021 and December 31, 2020, respectively, associated with margin lending services we offer to members through 8 Limited, which we acquired in 2020, are fully collateralized by the borrowers’ securities under collateral maintenance provisions, to which we regularly monitor adherence. Therefore, using the practical expedient in ASC 326-20-35-6, Financial Instruments — Credit Losses, we did not record expected credit losses on this pool of margin receivables, as the fair value of the underlying collateral is expected to exceed the amortized cost of the receivables.
Loan repurchase reserves: We issue financial guarantees related to certain non-agency loan transfers, which are subject to repurchase based on the occurrence of certain credit-related events within a specified amount of time following loan transfer, which does not exceed 90 days from origination. We estimate the contingent guarantee liability based on our historical repurchase activity for similar types of loans and assess whether adjustments to our historical loss experience are required based on current conditions and forecasts of future conditions, as appropriate, as our exposure under the guarantee is short-term in nature. See Note 14 for additional information on our guarantees.
Credit card loans: Our credit card loan portfolio had a carrying value of $14,224 and $3,723 as of March 31, 2021 and December 31, 2020, respectively. Accordingly, our estimates of the allowance for credit losses as of March 31, 2021 and December 31, 2020 of $171 and $219, respectively, were immaterial to the Unaudited Condensed Consolidated Financial Statements. Our credit card loan portfolio consists of small balance, homogenous loans. We pool credit card loans using ten internal risk tier categories. We assign the risk tier of our credit card loans primarily based on credit scores, such as FICO, and utilizing a proprietary risk model that relies on other attributes from the credit bureau data to model account-level charge off probability. These pools will be reassessed periodically to confirm that all loans within each pool continue to share similar risk characteristics. As we do not yet have meaningful historical credit card data, we establish an allowance for the pooled credit card loans within each internal risk tier using a combination of historical industry and bureau data, which are then adjusted for current conditions and reasonable and supportable forecasts of future conditions, including economic conditions. We apply the probability-of-default and loss-given-default methods to the drawn balance of credit card loans within each internal risk tier to estimate the lifetime expected credit losses within each tier, which are then aggregated to determine the allowance for credit losses. We estimate the average life over which expected credit losses may occur for the pools of credit card loans within each risk tier using historical industry data for credit card loans with comparable risk profiles, which primarily reflects expectations of future payments on the credit card account. Similarly, we estimate the expected annual loss rate for the pools of credit card loans within each risk tier using historical credit bureau data for credit card loans with comparable risk profiles. We do not measure credit losses on the undrawn credit exposure, as such undrawn credit exposure is unconditionally cancellable by us. Management further considers an evaluation of overall portfolio credit quality based on indicators such as changes in our credit decisioning process, underwriting and collection management policies; the effects of external factors, such as regulatory requirements; general economic conditions and inherent uncertainties in applying the methodology. The assignment of internal risk tiers and determination of comparable industry and credit bureau data involves subjective management judgment.
When a credit card loan is charged off, we record a reduction to the allowance and the credit card loan balance. Accrued interest associated with a charged off receivable is reversed through interest income. Accrued interest receivables written off during the three months ended March 31, 2021 were immaterial. Recoveries of amounts previously charged off are recorded when received as a direct reduction to the provision for credit losses. We elected to exclude interest on credit card loans from the measurement of our allowance, as our policy allows for accrued interest to be reversed in a timely manner. Further, we elected the practical expedient to exclude the accrued interest component of our credit card loans from the quantitative disclosures presented in accordance with the guidance.
When necessary, we will apply a separate credit loss methodology to assets that have deteriorated in credit quality and, as such, no longer share similar risk characteristics with other assets in the pool. We will either estimate the allowance for credit losses on such assets with deteriorated credit quality individually based on individual risk characteristics or as part of a separate pool of assets that shares similar risk characteristics.
Servicing Rights
Each time we enter into a servicing agreement, we determine whether we should record a servicing asset, servicing liability, or neither a servicing asset nor liability. We elected the fair value option to measure our servicing rights subsequent to initial recognition. We measure the initial and subsequent fair value of our servicing rights using a discounted cash flow

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
methodology, which includes our contractual servicing fee, ancillary income, prepayment rate assumptions, default rate assumptions, a discount rate commensurate with the risk of the servicing asset or liability being valued, and an assumed market cost of servicing, which is based on active quotes from third-party servicers. For servicing rights retained in connection with loan transfers that do not meet the requirements for sale accounting treatment, there is no recognition of a servicing asset or liability.
Servicing rights are initially measured at fair value and recognized as a component of the gain or loss from sales of loans and the initial capitalization is reported within noninterest income — loan origination and sales in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. Servicing rights are measured at fair value at each subsequent reporting date and changes in fair value are reported in earnings in the period in which they occur. Subsequent measurement changes, including servicing fee payments and fair value changes, are included within noninterest income — servicing in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. We elected the fair value option to measure our servicing rights to better align with the valuation of our loans, which are impacted by similar factors, such as conditional prepayment rates. We consider the risk of the assets and the observability of inputs in determining the classes of servicing rights. We have three classes of servicing assets: personal loans, home loans and student loans. No servicing was acquired or assumed from a third party during the three months ended March 31, 2021 and 2020. There is prepayment and delinquency risk inherent in our servicing rights, but we currently do not use any instruments to mitigate such risks.
See Note 7 for the key inputs used in the fair value measurements of our classes of servicing rights.
Securitization Investments
In Company-sponsored securitization transactions that meet the applicable criteria to be accounted for as a sale, we retain certain residual interests and asset-backed bonds. We measure these investments at fair value on a recurring basis. Gains and losses related to our securitization investments are reported within noninterest income — securitizations in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. We determine the fair value of our securitization investments using a discounted cash flow methodology, while also considering market data as it becomes available. We classify the residual investments as Level 3 due to the reliance on significant unobservable valuation inputs. We classify asset-backed bonds as Level 2 due to the use of quoted prices for similar assets in markets that are not active, as well as certain factors specific to us.
Our residual investments accrete interest income over the expected life using the effective yield method pursuant to ASC 325-40, Investments — Other, which reflects a portion of the overall fair value adjustment recorded each period on our residual investments. On a quarterly basis, we reevaluate the cash flow estimates over the life of the residual investments to determine if a change to the accretable yield is required on a prospective basis. Additionally, we record interest income associated with asset-backed bonds over the term of the underlying bond using the effective interest method on unpaid bond amounts. Interest income on residual investments and asset-backed bonds is presented within interest income — securitizations in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.
See Note 7 for the key inputs used in the fair value measurements of our residual investments and asset-backed bonds.
Equity Method Investments
We purchased a 16.7% interest in Apex Clearing Holdings, LLC (“Apex”) for $100,000 in December 2018, which represented our only significant equity method investment. We recorded our portion of Apex equity method earnings within noninterest income — other in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss and as an increase to the carrying value of our equity method investment in the Unaudited Condensed Consolidated Balance Sheets. We recognized equity method earnings on our investment in Apex of $997 during the three months ended March 31, 2020, which included basis difference amortization.
The seller of the Apex interest had call rights over our initial equity interest in Apex (“Seller Call Option”) from April 14, 2020 (“Option Start Date”) to December 14, 2023, which rights were exercised in January 2021. Therefore, we ceased recognizing Apex equity investment income subsequent to the call date. As of December 31, 2020, we measured the carrying

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
value of the Apex equity method investment equal to the call payment that we received in January 2021 of $107,534. There was no equity method investment balance as of March 31, 2021.
During the three months ended March 31, 2020, we invested an additional $145 in Apex. We did not receive any distributions during the three months ended March 31, 2021 or 2020.
We also had an equity method investment balance related to a residential mortgage origination joint venture, which was discontinued in the third quarter of 2020. For the three months ended March 31, 2020, the income and loss related to this joint venture was immaterial.
Derivative Financial Instruments
We enter into derivative contracts to manage future loan sale execution risk. We did not elect hedge accounting, as management’s hedging intentions are to economically hedge the risk of unfavorable changes in the fair value of our student loans, personal loans and home loans. Our derivative instruments include interest rate futures, interest rate options, interest rate swaps, interest rate lock commitments (“IRLC”), credit default swaps and mortgage pipeline hedges. The interest rate futures, interest rate options and mortgage pipeline hedges are measured at fair value and categorized as Level 1 fair value assets and liabilities, as all contracts held are traded in active markets for identical assets or liabilities and quoted prices are accessible by us at the measurement date. The interest rate swaps are measured at fair value and categorized as Level 2 fair value assets and liabilities, as all contracts held are traded in active markets for similar assets or liabilities and other observable inputs are available at the measurement date. IRLCs are categorized as Level 3 fair value assets and liabilities, as the fair value is highly dependent on an assumed loan funding probability. Changes in derivative instrument fair values are recognized in earnings as they occur. For the three months ended March 31, 2021 and 2020, we recorded a gain (loss) of $27,569 and $(24,981), respectively, in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss within noninterest income — loan origination and sales related to our derivative assets and liabilities associated with our management of future loan sale execution risk. The loss during the three months ended March 31, 2020 was inclusive of a $22,487 gain on credit default swaps that were opened and settled during the period. Depending on the measurement date position, derivative financial instruments are presented within other assets or accounts payable, accruals and other liabilities in the Unaudited Condensed Consolidated Balance Sheets.
In addition, in the past we have entered into derivative contracts to hedge the market risk associated with some of our non-securitization investments, which are also presented within other assets or accounts payable, accruals and other liabilities in the Unaudited Condensed Consolidated Balance Sheets. Gains and losses are recorded within noninterest income — other in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. For the three months ended March 31, 2020, we recorded a gain of $996. We did not record a gain or loss for the three months ended March 31, 2021, as we did not have any such derivative contracts to hedge our non-securitization investments during the period.
Certain derivative instruments are subject to enforceable master netting arrangements. Accordingly, we present our net asset or liability position by counterparty within the Unaudited Condensed Consolidated Balance Sheets. Additionally, since our cash collateral balances do not approximate the fair value of the derivative position, we do not offset our right to reclaim cash collateral or obligation to return cash collateral against recognized derivative assets or liabilities. As of March 31, 2021, our derivative instruments were in asset positions totaling $7,505, with no offsetting liability positions and no cash collateral related to our master netting arrangements. As of December 31, 2020, our derivative instruments were in liability positions totaling $2,955, with no offsetting asset positions and cash collateral included within restricted cash and restricted cash equivalents in the Unaudited Condensed Consolidated Balance Sheets related to our master netting arrangements of $1,746. See Note 7 for additional information on our derivative assets and liabilities. Our derivative instruments are reported within cash from operating activities in the Unaudited Condensed Consolidated Statements of Cash Flows.
Residual Interests Classified as Debt
For residual interests related to consolidated securitizations, the residual interests held by third parties are presented as residual interests classified as debt in the Unaudited Condensed Consolidated Balance Sheets. We measure residual interests classified as debt at fair value on a recurring basis. We record subsequent measurement changes in fair value in the period in which the change occurs within noninterest income — securitizations in the Unaudited Condensed Consolidated Statements of

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Operations and Comprehensive Loss. We determine the fair value of residual interests classified as debt using a discounted cash flow methodology, while also considering market data as it becomes available. We classify the residual interests classified as debt as Level 3 due to the reliance on significant unobservable valuation inputs.
We recognize interest expense related to residual interests classified as debt over the expected life using the effective yield method, which reflects a portion of the overall fair value adjustment recorded each period on our residual interests classified as debt. Interest expense related to residual interests classified as debt is presented within interest expense — securitizations and warehouses in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. On a quarterly basis, we reevaluate the cash flow estimates to determine if a change to the accretable yield is required on a prospective basis.
See Note 7 for the key inputs used in the fair value measurements of residual interests classified as debt.
Revenue Recognition
In accordance with ASC 606, Revenue from Contracts with Customers, in each of our revenue arrangements, revenue is recognized when control of the promised goods or services is transferred to the customer in an amount that reflects our expected consideration in exchange for those goods or services.
Disaggregated Revenue
The table below presents revenue from contracts with customers disaggregated by type of service, which best depicts how the revenue and cash flows are affected by economic factors, and by the reportable segment to which each revenue stream relates. Revenues from contracts with customers are presented within noninterest income — Technology Platform fees and noninterest income — other in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. There are no revenues from contracts with customers attributable to our Lending segment for any of the periods presented.

	Three Months Ended March 31,
	2021	2020
Financial Services
Referrals	$2,254	$1,589
Brokerage	4,612	177
Payment network	1,202	298
Enterprise services	58	54
Total	$8,126	$2,118
Technology Platform
Technology Platform fees	$45,659	$—
Payment network	442	—
Total	$46,101	$—
Total Revenue from Contracts with Customers
Technology Platform fees	$45,659	$—
Referrals	2,254	1,589
Payment network	1,644	298
Brokerage	4,612	177
Enterprise services	58	54
Total	$54,227	$2,118

Technology Platform Fees
Commencing in May 2020 with our acquisition of Galileo, we earn Technology Platform fees for providing an integrated platform as a service for financial and non-financial institutions. Within our technology platform fee arrangements, certain contracts contain a provision for a fixed, upfront implementation fee related to setup activities, which represents an advance

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
payment for future technology platform services. Our implementation fees are recognized ratably over the contract life, as we consider the implementation fee partially earned each month that we meet our performance obligation over the life of the contract. We had deferred revenues of $2,635 and $2,520 as of March 31, 2021 and December 31, 2020, which are presented within accounts payable, accruals and other liabilities in the Unaudited Condensed Consolidated Balance Sheets. During the three months ended March 31, 2021, we recognized revenue of $156 associated with deferred revenues within noninterest income — Technology Platform fees in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.
Sales commissions: Capitalized sales commissions presented within other assets in the Unaudited Condensed Consolidated Balance Sheets, which are incurred in connection with obtaining a technology platform-as-a-service contract, were $546 and $527 as of March 31, 2021 and December 31, 2020, respectively. Additionally, we incur ongoing monthly commissions, which are expensed as incurred, as the benefit of such sales efforts are realized only in the period in which the commissions are earned. Commissions recorded within noninterest expense — sales and marketing in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss were $809 during the three months ended March 31, 2021, of which $64 represented amortization of capitalized sales commissions.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded in accounts payable, accruals and other liabilities in the Unaudited Condensed Consolidated Balance Sheets. Such liabilities and associated expenses are recorded when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Such estimates are based on the best information available at the time. As additional information becomes available, we reassess the potential liability and record an estimate in the period in which the adjustment is probable and an amount or range can be reasonably estimated. Due to the inherent uncertainties of loss contingencies, estimates may be different from the actual outcomes. With respect to legal proceedings, we recognize legal fees as they are incurred within noninterest expense — general and administrative in our Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. See Note 14 for discussion of contingent matters.
Recently Adopted Accounting Standards
We did not adopt any accounting standards during the three months ended March 31, 2021.
Recent Accounting Standards Issued, But Not Yet Adopted
Facilitation of the Effects of Reference Rate Reform on Financial Reporting
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies the scope of ASC 848 for certain derivative instruments that use an interest rate for margining, discounting or contract price alignment. ASU 2020-04 and ASU 2021-01 were both effective upon issuance and may be applied to contract modifications from January 1, 2020 through December 31, 2022. We are in the process of reviewing our borrowings and Series 1 redeemable preferred stock dividends that utilize LIBOR as the reference rate and are evaluating options for modifying such arrangements in accordance with the provisions of the standard and the potential impact that such modifications may have on the condensed consolidated financial statements and related disclosures.
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for certain convertible instruments, amends the guidance on derivative scope exceptions for contracts in an entity’s own equity, and modifies the guidance on diluted earnings per share calculations as a result of these changes. The standard is effective for fiscal years and interim periods beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
interim periods within those fiscal years. We are currently evaluating the effect of adopting this standard on our condensed consolidated financial statements and related disclosures.
Note 2. Business Combinations
Merger with Social Capital Hedosophia Holdings Corp. V
During January 2021, Social Finance, Inc. entered into a business combination agreement (the “Agreement”) by and among Social Finance, Inc., Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (“SCH”), and Plutus Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of SCH (“Merger Sub”). Pursuant to the Agreement, Merger Sub merged with and into Social Finance, Inc (“SoFi”). Subsequent to the balance sheet date, upon the completion of the transactions contemplated by the terms of the Agreement (the “Closing”) on May 28, 2021, the separate corporate existence of Merger Sub ceased and Social Finance, Inc. survived the merger and became a wholly owned subsidiary of SCH. On May 28, 2021, SCH also filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SCH was domesticated as a Delaware corporation, changing its name from “Social Capital Hedosophia Holdings Corp. V” to “SoFi Technologies, Inc.” (“SoFi Technologies”). These transactions are collectively referred to as the “Business Combination”.
The Business Combination was accounted for as a reverse recapitalization whereby SCH was determined to be the accounting acquiree and SoFi to be the accounting acquirer. This accounting treatment is the equivalent of SoFi issuing stock for the net assets of SCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination are those of SoFi. At the Closing, we received gross cash consideration of $764.8 million as a result of the reverse recapitalization, which was then reduced by:
•A redemption of redeemable common stock of $150.0 million;
•A Special Payment (as defined in Note 9), which was accounted for as an embedded derivative, and made to our Series 1 redeemable preferred stockholders of $21.2 million (which was expensed as incurred); and
•Our equity issuance costs.
In connection with the Business Combination, SoFi incurred $26.1 million of equity issuance costs, consisting of advisory, legal and other professional fees, which are recorded to additional paid-in capital as a reduction of proceeds. A portion of the equity issuance costs ($7.8 million) were included within other assets as of March 31, 2021, and we paid a portion of the equity issuance costs during 2020 ($0.6 million) and the first quarter of 2021 ($1.5 million). We expect to pay the balance of the equity issuance costs during the second quarter of 2021.
In connection with the Business Combination, SCH entered into subscription agreements with certain investors, whereby it issued 122,500,000 shares of common stock at $10.00 per share (“PIPE Shares”) for an aggregate purchase price of $1.225 billion (“PIPE Investment”), which closed simultaneously with the consummation of the Business Combination. Upon the Closing, the PIPE Shares were automatically converted into shares of SoFi Technologies common stock on a one-for-one basis.
Upon the Closing, holders of SoFi common stock received shares of SoFi Technologies common stock in an amount determined by application of the exchange ratio of 1.7428 (“Exchange Ratio”), which was based on SoFi’s implied price per share prior to the Business Combination. Additionally, holders of SoFi preferred stock (with the exception of holders of Series 1 Preferred Stockholders) received shares of SoFi Technologies common stock in amounts determined by application of either the Exchange Ratio or a multiplier of the Exchange Ratio, as provided by the Agreement.
Acquisition of Golden Pacific Bancorp, Inc.
During March 2021, the Company and Golden Pacific Bancorp, Inc. (“Golden Pacific”), a California corporation, entered into an Agreement and Plan of Merger (the “Bank Merger”), by and among the Company, a wholly-owned subsidiary of the Company and Golden Pacific, pursuant to which the Company will acquire all of the outstanding equity interests in Golden

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Pacific and thereby acquire its wholly-owned subsidiary, Golden Pacific Bank, National Association (“Golden Pacific Bank”), for total cash purchase consideration of $22.3 million, of which approximately $0.7 million could be held back by the Company in escrow (“Holdback Amount”) if certain legal proceedings with which Golden Pacific is involved as a plaintiff are not resolved at the time the Bank Merger closes. The Holdback Amount will be used for further financing or costs incurred associated with the litigation and any remaining amount upon resolution of the litigation will be released to the Golden Pacific shareholders. Alternatively, if the legal proceedings are resolved prior to the close of the Bank Merger and a favorable settlement is received, the merger consideration will be increased by the amount of such proceeds, net of all fees and expenses and taxes payable in respect of such proceeds, such that the settlement will be returned to the Golden Pacific shareholders.
Golden Pacific is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System. Golden Pacific Bank is a national banking association duly organized and validly existing and in good standing under the laws of the United States and is regulated by the OCC. Deposit accounts of Golden Pacific Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. The closing of the Bank Merger is subject to regulatory approval, including approval from the OCC of a revised business plan for Golden Pacific Bank, and approval from the Federal Reserve to become a bank holding company and for a change of control, and other customary closing conditions, which the Company anticipates can be completed by the end of 2021. The Bank Merger will be accounted for as a business combination. The purchase consideration will be allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date. The acquisition is not expected to be a significant acquisition under ASC 805 or Regulation S-X, Rule 3-05. In March 2021, we submitted an application to the Federal Reserve to become a bank holding company. The application review process is ongoing.
Acquisition of Galileo Financial Technologies, Inc.
On May 14, 2020, we acquired Galileo Financial Technologies, Inc. and its subsidiaries (“Galileo”) by acquiring 100% of the outstanding Galileo stock as of that date. Galileo primarily provides technology platform services to financial and non-financial institutions. Our acquisition of Galileo enabled us to diversify our business from primarily consumer-based to also serve institutions that rely upon Galileo’s integrated platform as a service to serve their clients.
The following table presents the components of the purchase consideration to acquire Galileo:

Cash paid	$75,633
Seller note	243,998
Fair value of preferred stock issued(1)	814,156
Fair value of common stock options assumed(2)	32,197
Total purchase consideration	$1,165,984
___________________
(1) The preferred stock issued is subject to adjustment as part of the closing net working capital calculation, which was finalized subsequent to March 31, 2021, as discussed below. As of March 31, 2021, the closing net working capital calculation remained the only open item with regard to the purchase price allocation process for Galileo.
(2) We contemporaneously converted outstanding options to acquire common stock of Galileo into corresponding options to acquire common stock of SoFi (“Replacement Options”) at an exchange ratio of one Galileo option to 3.83 Replacement Options.
Upon the finalization of the closing net working capital calculation in April 2021, the total purchase price consideration was reduced by $743, which was settled through the return to SoFi of an equivalent value of 48,116 previously issued Series H-1 preferred stock, which were retired upon receipt. In April 2021, the adjustment similarly reduced the carrying value of recognized goodwill, and did not impact the estimated fair values of the assets acquired and liabilities assumed in conjunction with the transaction.
None of the goodwill recognized is deductible for tax purposes. Goodwill is primarily attributable to synergies expected from leveraging SoFi’s resources to further build upon Galileo’s product offerings, scaling Galileo’s operations and expanding its market reach. As such, the goodwill is fully allocated to the Technology Platform segment.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Identifiable intangible assets at the date of acquisition included finite-lived intangible assets with a gross carrying amount of $388,000, as follows:

	Gross Carrying Amount	Weighted Average Useful Life (Years)
Developed technology	$253,000	8.6
Customer-related	125,000	3.6
Trade names, trademarks and domain names	10,000	8.6

The following unaudited supplemental pro forma financial information presents the Company’s consolidated results of operations for the three months ended March 31, 2020 as if the business combination had occurred on January 1, 2020:

Three Months Ended March 31,
2020
Total net revenue	$99,278
Net loss	(24,560)
The unaudited supplemental pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the actual results of operations that would have been achieved, nor is it indicative of future results of operations.
The unaudited supplemental pro forma financial information reflects pro forma adjustments that give effect to applying the Company’s accounting policies and certain events the Company believes to be directly attributable to the acquisition. The pro forma adjustments primarily include:
•incremental straight-line amortization expense associated with acquired intangible assets;
•adjustments to depreciation expense resulting from accounting policy alignment between the acquirer and acquiree;
•adjustments to reflect accretion of interest on the seller note;
•an adjustment to reflect post-combination stock-based compensation expense associated with the Replacement Options as if they had been granted on January 1, 2020;
•a reversal of the Company’s previously-established deferred tax asset valuation allowance of $99,793 resulting from deferred tax liabilities acquired in connection with the acquisition;
•an adjustment to reflect acquisition-related costs of $9,341; and
•the related income tax effects, at the statutory tax rate applicable for the period, of the pro forma adjustments noted above.
The unaudited supplemental pro forma financial information does not give effect to any anticipated cost savings, operating efficiencies or other synergies that may be associated with the acquisition, or any estimated costs that have been or will be incurred by the Company to integrate the assets and operations of Galileo.
Other Acquisitions
On April 28, 2020, the Company acquired 100% of the outstanding stock of 8 Limited, a Hong Kong brokerage services firm, for total consideration of $16,126, consisting of $561 in cash and $15,565 in fair value of common stock issued. Of the 1,285,291 shares of the Company’s common stock issuable in connection with the acquisition, 1,101,306 shares were issued at the date of acquisition and the remaining issuable common stock is subject to certain representations and warranties and is expected to be issued within 18 months of the date of acquisition. The share awards issued in connection with this acquisition

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
have both performance- and service-based requirements. The excess of the total purchase consideration over the fair value of the net assets acquired of $10,239 was allocated to goodwill, none of which is deductible for tax purposes. As the acquisition was not determined to be a significant acquisition as contemplated in ASC 805, the Company did not disclose the pro forma impact of this acquisition to the results of operations for the three months ended March 31, 2020.
Identifiable intangible assets at the date of acquisition included finite-lived intangible assets for developed technology, customer-related contracts and broker-dealer license and trading rights with an aggregate fair value of $5,038. The intangible assets are being amortized over a period of 3.6 to 5.7 years based on the estimated economic benefit derived from each of the underlying assets.
Note 3. Loans
As of March 31, 2021, our loan portfolio consisted of personal loans, student loans and home loans, which are measured at fair value, and credit card loans, which are measured at amortized cost. Below is a disaggregated presentation of our loans, inclusive of fair market value adjustments and accrued interest income, as applicable, as of the dates indicated:

	March 31,	December 31,
	2021	2020
Loans at fair value
Securitized student loans	$793,366	$908,427
Securitized personal loans	461,394	559,743
Student loans	1,873,427	1,958,032
Home loans	231,903	179,689
Personal loans	1,112,514	1,253,177
Total loans at fair value	4,472,604	4,859,068
Loans at amortized cost(1)
Credit card loans(2)	14,224	3,723
Commercial loan(3)	—	16,512
Total loans at amortized cost	14,224	20,235
Total loans	$4,486,828	$4,879,303
_____________________
(1) See Note 1 for additional information on our loans at amortized cost as it pertains to the allowance for credit losses pursuant to ASC 326.
(2) During the three months ended March 31, 2021, we had originations of credit card loans of $28,763 and gross repayments on credit card loans of $18,357.
(3) During the fourth quarter of 2020, we issued a commercial loan with a principal balance of $16,500 and accumulated interest of $12 as of December 31, 2020, all of which was repaid in January 2021.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Loans Measured at Fair Value
The following table summarizes the aggregate fair value of our loans measured at fair value on a recurring basis as of the dates indicated:

	Student Loans	Home Loans	Personal Loans	Total
March 31, 2021
Unpaid principal	$2,590,442	$228,645	$1,536,702	$4,355,789
Accumulated interest	8,222	106	9,371	17,699
Cumulative fair value adjustments	68,129	3,152	27,835	99,116
Total fair value of loans	$2,666,793	$231,903	$1,573,908	$4,472,604
December 31, 2020
Unpaid principal	$2,774,511	$171,967	$1,780,246	$4,726,724
Accumulated interest	9,472	141	11,558	21,171
Cumulative fair value adjustments	82,476	7,581	21,116	111,173
Total fair value of loans	$2,866,459	$179,689	$1,812,920	$4,859,068

The following table summarizes the aggregate fair value of loans 90 days or more delinquent as of the dates indicated. As delinquent loans are charged off after 120 days of nonpayment, amounts presented below represent the fair value of loans that are 90 to 120 days delinquent.

	Student Loans	Home Loans	Personal Loans	Total
March 31, 2021
Unpaid principal	$775	$—	$4,237	$5,012
Accumulated interest	24	—	237	261
Cumulative fair value adjustments	(285)	—	(3,916)	(4,201)
Fair value of loans 90 days or more delinquent	$514	$—	$558	$1,072
December 31, 2020
Unpaid principal	$1,046	$—	$4,199	$5,245
Accumulated interest	37	—	210	247
Cumulative fair value adjustments	(442)	—	(3,872)	(4,314)
Fair value of loans 90 days or more delinquent	$641	$—	$537	$1,178

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table presents the changes in our loans measured at fair value on a recurring basis:

	Student Loans	Home Loans	Personal Loans	Total
Fair value as of January 1, 2021	$2,866,459	$179,689	$1,812,920	$4,859,068
Origination of loans	1,004,685	735,604	805,689	2,545,978
Principal payments	(250,219)	(1,479)	(258,199)	(509,897)
Sales of loans	(936,160)	(677,566)	(779,441)	(2,393,167)
Purchases(1)	71	119	1,001	1,191
Change in accumulated interest	(1,249)	(35)	(2,187)	(3,471)
Change in fair value(2)	(16,794)	(4,429)	(5,875)	(27,098)
Fair value as of March 31, 2021	$2,666,793	$231,903	$1,573,908	$4,472,604

Fair value as of January 1, 2020	$3,185,233	$91,695	$2,111,030	$5,387,958
Origination of loans	2,134,506	346,808	901,694	3,383,008
Principal payments	(226,378)	(1,400)	(261,776)	(489,554)
Sales of loans	(2,256,059)	(313,042)	(777,346)	(3,346,447)
Deconsolidation of securitizations	—	—	(260,740)	(260,740)
Purchases(1)	33,367	—	1,835	35,202
Change in accumulated interest	134	16	(3,397)	(3,247)
Change in fair value(2)	(15,060)	1,891	(19,808)	(32,977)
Fair value as of March 31, 2020	$2,855,743	$125,968	$1,691,492	$4,673,203
__________________
(1) Purchases reflect unpaid principal balance and relate to previously transferred loans. Purchase activity during the three months ended March 31, 2020 included securitization clean-up calls of $33,012. The remaining purchases during the periods presented related to standard representations and warranties pursuant to our various loan sale agreements.
(2) Changes in fair value of loans are recorded in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss within noninterest income — loan origination and sales for loans held on the balance sheet prior to transfer and within noninterest income — securitizations for loans in a consolidated VIE. Changes in fair value are impacted by valuation assumption changes, as well as sales price execution and amount of time the loans are held prior to sale.
Note 4. Variable Interest Entities
Consolidated VIEs
The Company consolidates certain securitization trusts in which we have a variable interest and are deemed to be the primary beneficiary. Our consolidation policy is further discussed in Note 1.
The VIEs are SPEs with portfolio loans securing debt obligations. The SPEs were created and designed to transfer credit and interest rate risk associated with consumer loans through the issuance of collateralized notes and trust certificates. The Company makes standard representations and warranties to repurchase or replace qualified portfolio loans. Aside from these representations, the holders of the asset-backed debt obligations have no recourse to the Company if the cash flows from the underlying portfolio loans securing such debt obligations are not sufficient to pay all principal and interest on the asset-backed debt obligations. We hold a significant interest in these financing transactions through our ownership of a portion of the residual interest in certain VIEs. In addition, in some cases, we invest in the debt obligations issued by the VIE. Our investments in consolidated VIEs eliminate in consolidation. The residual interest is the first VIE interest to absorb losses should the loans securing the debt obligations not provide adequate cash flows to satisfy more senior claims and is, by design, the interest that we expect to absorb the expected gains and losses of the VIE. The Company’s exposure to credit risk in sponsoring SPEs is limited to our investment in the VIE. VIE creditors have no recourse against our general credit.
The following table presents the assets and liabilities of consolidated VIEs that were included in our Unaudited Condensed Consolidated Balance Sheets. The assets in the below table may only be used to settle obligations of consolidated VIEs and

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
were in excess of those obligations as of the dates presented. Additionally, the assets and liabilities in the table below exclude intercompany balances, which eliminate upon consolidation:

	March 31,	December 31,
	2021	2020
Assets:
Restricted cash and restricted cash equivalents	$86,815	$76,973
Loans	1,254,760	1,468,170
Total assets	$1,341,575	$1,545,143
Liabilities:
Accounts payable, accruals and other liabilities	$614	$759
Debt(1)	1,059,443	1,248,822
Residual interests classified as debt	114,882	118,298
Total liabilities	$1,174,939	$1,367,879
___________________
(1)Debt is presented net of debt issuance costs and debt discounts.
Nonconsolidated VIEs
We have created and designed personal loan and student loan trusts to transfer associated credit and interest rate risk associated with the loans through the issuance of collateralized notes and residual certificates. We have a variable interest in the nonconsolidated loan trusts, as we own collateralized notes and residual certificates in the loan trusts that absorb variability. We also have continuing, non-controlling involvement with the trusts as the servicer. As servicer, we have the power to perform the activities which most impact the economic performance of the VIE, but since we hold an insignificant financial interest in the trusts, we are not the primary beneficiary. We define an insignificant financial interest as less than 10% of the expected gains and losses of the VIE. This financial interest represents the equity ownership interest in the loan trusts, wherein there is an obligation to absorb losses and the right to receive benefits from residual certificate ownership. The maximum exposure to loss as a result of our involvement with the nonconsolidated VIE is limited to our investment. There are no liquidity arrangements, guarantees or other commitments by third parties that may affect the fair value or risk of our variable interests in nonconsolidated VIEs.
Personal Loans
We did not establish any personal loan trusts during the three months ended March 31, 2021 that were not consolidated as of the corresponding balance sheet date. We established one personal loan trust during the three months ended March 31, 2020 that was not consolidated as of the corresponding balance sheet date. As of both March 31, 2021 and December 31, 2020, we had investments in nine nonconsolidated personal loan VIEs.
We did not provide financial support to any personal loan trusts beyond our initial equity investment during the periods presented. We did not deconsolidate any personal loan VIEs during the three months ended March 31, 2021. We deconsolidated two personal loan VIEs during the three months ended March 31, 2020, which were originally consolidated in 2017.
Student Loans
We established two student loan trusts during each of the three months ended March 31, 2021 and 2020 that were not consolidated as of the corresponding balance sheet dates. As of March 31, 2021 and December 31, 2020, we had investments in 22 and 20 nonconsolidated student loan VIEs.
We did not provide financial support to any student loan trusts beyond our initial equity investment during the periods presented. We did not deconsolidate any student loan VIEs during the three months ended March 31, 2021 and 2020.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table presents the aggregate outstanding value of asset-backed bonds and residual interests owned by the Company in nonconsolidated VIEs, which were included in our Unaudited Condensed Consolidated Balance Sheets:

	March 31,	December 31,
	2021	2020
Personal loans	$60,412	$71,115
Student loans	401,697	425,820
Securitization investments	$462,109	$496,935

Note 5. Transfers of Financial Assets
We regularly transfer financial assets and account for such transfers as either sales or secured borrowings depending on the facts and circumstances. When a transfer of financial assets qualifies as a sale, in many instances we have continued involvement as the servicer of those financial assets. As we expect the benefits of servicing to be more than just adequate, we recognize a servicing asset. Further, in the case of securitization-related transfers that qualify as sales, we have additional continued involvement as an investor, albeit at insignificant levels relative to the expected gains and losses of the securitization. In instances where a transfer is accounted for as a secured borrowing, we perform servicing (but we do not recognize a servicing asset) and typically maintain a significant investment relative to the expected gains and losses of the securitization. In whole loan sales, we do not have a residual financial interest in the loans, nor do we have any other power over the loans that would constrain us from recognizing a sale. Additionally, we have no repurchase requirements related to transfers of personal loans, student loans and non-FNMA home loans other than standard origination representations and warranties, for which we record a liability based on expected repurchase obligations. For FNMA home loans, we have customary FNMA repurchase requirements, which do not constrain sale treatment but result in a liability for the expected repurchase requirement.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table summarizes the loan securitization transfers qualifying for sale accounting treatment for the periods indicated. There were no home loan securitization transfers qualifying for sale accounting treatment during either of the periods presented and no personal loan securitization transfers qualifying for sale accounting treatment during the three months ended March 31, 2021.

	Three Months Ended March 31,
	2021	2020
Student loans
Fair value of consideration received:
Cash	$500,041	$1,990,657
Securitization investments	26,381	105,382
Servicing assets recognized	28,731	15,652
Total consideration	555,153	2,111,691
Aggregate unpaid principal balance and accrued interest of loans sold	526,126	2,043,265
Gain from loan sales	$29,027	$68,426
Personal loans
Fair value of consideration received:
Cash	$—	$307,819
Securitization investments	—	20,961
Deconsolidation of debt(1)	—	272,680
Servicing assets recognized	—	1,644
Total consideration	—	603,104
Aggregate unpaid principal balance and accrued interest of loans sold	—	561,223
Gain from loan sales(1)	$—	$41,881
_____________________
(1)Deconsolidation of debt reflects the impacts of previously consolidated VIEs that became deconsolidated during the period because we no longer held a significant financial interest in the underlying securitization entity. See Note 4 for further discussion of deconsolidations. The gain from loan sales excludes losses from deconsolidations of $5.1 million for the three months ended March 31, 2020, which are presented in noninterest income — securitizations in the Unaudited Condensed Consolidated Statements of Comprehensive Loss.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table summarizes the whole loan sales for the periods indicated:

	Three Months Ended March 31,
	2021	2020
Student loans
Fair value of consideration received:
Cash	$422,341	$225,523
Servicing assets recognized	4,858	2,233
Repurchase liabilities recognized	(79)	(42)
Total consideration	427,120	227,714
Aggregate unpaid principal balance and accrued interest of loans sold	413,090	218,594
Gain from loan sales	$14,030	$9,120
Home loans
Fair value of consideration received:
Cash	$696,197	$319,202
Servicing assets recognized	6,539	3,107
Repurchase liabilities recognized	(939)	(382)
Total consideration	701,797	321,927
Aggregate unpaid principal balance and accrued interest of loans sold	677,569	313,013
Gain from loan sales	$24,228	$8,914
Personal loans
Fair value of consideration received:
Cash	$811,252	$499,095
Servicing assets recognized	6,003	4,096
Repurchase liabilities recognized	(2,084)	(1,198)
Total consideration received	815,171	501,993
Aggregate unpaid principal balance and accrued interest of loans sold	782,529	481,328
Gain from loan sales	$32,642	$20,665

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table presents information as of the dates indicated about the unpaid principal balances of transferred loans that are not recorded in our Unaudited Condensed Consolidated Balance Sheets, but with which we have a continuing involvement through our servicing agreements:

	Student Loans	Home Loans	Personal Loans	Total
March 31, 2021
Loans in repayment	$11,428,130	$3,075,495	$4,751,597	$19,255,222
Loans in-school/grace/deferment	23,375	—	—	23,375
Loans in forbearance	221,693	32,756	19,138	273,587
Loans in delinquency	67,532	2,679	90,374	160,585
Total loans serviced	$11,740,730	$3,110,930	$4,861,109	$19,712,769
Servicing fees collected	$9,025	$1,613	$9,490	$20,128
Charge-offs, net of recoveries	3,053	—	37,817	40,870
December 31, 2020
Loans in repayment	$12,059,702	$2,629,015	$4,796,404	$19,485,121
Loans in-school/grace/deferment	26,158	—	—	26,158
Loans in forbearance	275,659	46,357	35,677	357,693
Loans in delinquency	91,424	8,493	110,640	210,557
Total loans serviced	$12,452,943	$2,683,865	$4,942,721	$20,079,529
Servicing fees collected	$50,794	$4,499	$45,574	$100,867
Charge-offs, net of recoveries	16,999	—	197,927	214,926

Note 6. Accounts Receivable
We measure our allowance for credit losses on accounts receivable, which primarily relates to Galileo, under ASC 326. Given our methods of collecting funds on servicing receivables, our historical experience of infrequent write offs, and that we have not observed meaningful changes in our counterparties’ abilities to pay, we determined that the future exposure to credit losses on servicing related receivables was immaterial.
For our accounts receivable, we used an aging method and historical loss rates as a basis for estimating the percentage of current and delinquent accounts receivable balances that will result in credit losses. We considered the conditions at the measurement date and reasonable and supportable forecasts about future conditions to consider if adjustments to the historical loss rate were warranted. Given our methods of collecting funds on our receivables, and that we have not observed meaningful changes in our customers’ payment behavior, we determined that our historical loss rates remain most indicative of our lifetime expected losses. Accounts receivable balances, net of allowance for credit losses, are recorded within other assets in the Unaudited Condensed Consolidated Balance Sheets.
The following table summarizes the activity in the balance of allowance for credit losses on accounts receivable during the period indicated. There was no activity in the balance of allowance for credit losses on accounts receivable during the three months ended March 31, 2020.

Three Months Ended March 31, 2021
Beginning balance	$562
Provision for expected losses	1,222
Write-offs charged against the allowance	(778)
Recoveries collected	(87)
Ending balance	$919

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Note 7. Fair Value Measurements
The following table summarizes, by level within the fair value hierarchy, the carrying amounts and estimated fair values of our assets and liabilities measured at fair value on a recurring basis, measured at fair value on a nonrecurring basis, or disclosed, but not carried, at fair value in the Unaudited Condensed Consolidated Balance Sheets as of the dates presented.

		March 31, 2021		December 31, 2020
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Cash and cash equivalents(1)	1	$351,283	$351,283	$872,582	$872,582
Restricted cash and restricted cash equivalents(1)	1	347,284	347,284	450,846	450,846
Student loans(2)	3	2,666,793	2,666,793	2,866,459	2,866,459
Home loans(2)	3	231,903	231,903	179,689	179,689
Personal loans(2)	3	1,573,908	1,573,908	1,812,920	1,812,920
Credit card loans(1)	3	14,224	14,224	3,723	3,723
Commercial loan(1)	3	—	—	16,512	16,512
Servicing rights(2)	3	161,240	161,240	149,597	149,597
Asset-backed bonds(2)(7)	2	311,148	311,148	357,411	357,411
Residual investments(2)(7)	3	150,961	150,961	139,524	139,524
Non-securitization investments – ETFs(2)(9)	1	5,194	5,194	6,850	6,850
Non-securitization investments – other(3)	3	1,147	1,147	1,147	1,147
Derivative assets(2)(4)	1	2,248	2,248	—	—
Interest rate lock commitments(2)(5)	3	7,118	7,118	15,620	15,620
Interest rate swaps(2)(4)(6)	2	5,257	5,257	—	—
Total assets		$5,829,708	$5,829,708	$6,872,880	$6,872,880
Liabilities
Debt(1)	2	$3,827,424	$3,874,826	$4,798,925	$4,851,658
Residual interests classified as debt(2)	3	114,882	114,882	118,298	118,298
Warrant liabilities(2)(8)	3	129,879	129,879	39,959	39,959
Derivative liabilities(2)(4)	1	—	—	2,008	2,008
Interest rate swaps(2)(4)(6)	2	—	—	947	947
ETF short positions(2)(9)	1	3,667	3,667	5,241	5,241
Total liabilities		$4,075,852	$4,123,254	$4,965,378	$5,018,111
_____________________
(1)Disclosed, but not carried, at fair value. The carrying value of our debt is net of unamortized discounts and debt issuance costs. The fair values of our warehouse facility debt, revolving credit facility debt and financing arrangements assumed in the Galileo acquisition were based on market factors and credit factors specific to us. The securitization debt was valued using a discounted cash flow model, with key inputs relating to the underlying contractual coupons, terms, discount rate and expectations for defaults and prepayments. The carrying amounts of our cash and cash equivalents and restricted cash and restricted cash equivalents approximate their fair values due to the short-term maturities and highly liquid nature of these accounts.
(2)Measured at fair value on a recurring basis.
(3)Measured at fair value on a nonrecurring basis.
(4)Derivative assets and derivative liabilities classified as Level 1 are based on broker quotes in active markets and represent economic hedges of loan fair values. Gross derivative assets and liabilities included herein are subject to master netting arrangements. See Note 1 for additional information on our master netting arrangements, including the amounts netted against these gross derivative assets and liabilities.
(5)Interest rate lock commitments are classified as Level 3 because of our reliance on an assumed loan funding probability, which is based on our internal historical experience with home loans similar to those in the pipeline on the measurement date.
(6)Interest rate swaps are classified as Level 2, because these financial instruments do not trade in active markets with observable prices, but rely on observable inputs other than quoted prices. Interest rate swaps are valued using the three-month LIBOR swap yield curve, which is an observable input from an active market.
(7)These assets represent the carrying value of our holdings in VIEs wherein we were not deemed the primary beneficiary. As we do not provide financial support beyond our initial equity investment, our maximum exposure to loss as a result of our involvement with nonconsolidated VIEs is limited to the investment amount. See Note 4 for additional information.
(8)See Note 9 for additional information on our warrant liabilities, including inputs to the valuation.
(9)ETF short positions classified as Level 1 are based on quoted prices in actively traded markets and serve as an economic hedge to our non-securitization investments in exchange-traded funds.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Loans
The following key unobservable assumptions were used in the fair value measurement of our loans as of the dates indicated:

	March 31, 2021		December 31, 2020
	Range	Weighted Average	Range	Weighted Average
Student loans
Conditional prepayment rate	17.3% – 27.8%	19.7%	15.8% – 33.3%	18.4%
Annual default rate	0.2% – 3.5%	0.4%	0.2% – 4.9%	0.4%
Discount rate	1.5% – 7.1%	3.3%	1.1% – 7.1%	3.3%
Home loans
Conditional prepayment rate	3.8% – 11.6%	9.8%	4.4% – 17.6%	14.9%
Annual default rate	0.1% – 4.2%	0.1%	0.1% – 4.9%	0.1%
Discount rate	2.2% – 12.0%	2.4%	1.3% – 10.0%	1.6%
Personal loans
Conditional prepayment rate	15.9% – 31.6%	21.3%	14.5% – 23.2%	18.1%
Annual default rate	3.3% – 36.1%	4.1%	3.3% – 33.8%	4.2%
Discount rate	4.6% – 9.5%	5.5%	5.0% – 10.7%	6.0%
The key assumptions included in the above table are defined as follows:
•Conditional prepayment rate — The monthly annualized proportion of the principal of a pool of loans that is assumed to be paid off prematurely in each period. An increase in the conditional prepayment rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Annual default rate — The annualized rate of borrowers who do not make loan payments on time. An increase in the annual default rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Discount rate — The weighted average rate at which the expected cash flows are discounted to arrive at the net present value of the loans. An increase in the discount rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
See Note 3 for additional loan fair value disclosures.
Servicing Rights
Servicing rights for student loans and personal loans do not trade in an active market with readily observable prices. Similarly, home loan servicing rights infrequently trade in an active market. At the time of the underlying loan sale, the fair value of servicing rights is determined using a discounted cash flow methodology based on observable and unobservable inputs. Management classifies servicing rights as Level 3 due to the use of significant unobservable inputs in the fair value measurement.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following key unobservable inputs were used in the fair value measurement of our classes of servicing rights as of the dates presented:

	March 31, 2021		December 31, 2020
	Range	Weighted Average	Range	Weighted Average
Student loans
Market servicing costs	0.1% – 0.2%	0.1%	0.1% – 0.2%	0.1%
Conditional prepayment rate	13.6% – 26.4%	21.0%	13.8% – 24.7%	18.7%
Annual default rate	0.2% – 4.7%	0.4%	0.2% – 4.8%	0.4%
Discount rate	7.3% – 7.3%	7.3%	7.3% – 7.3%	7.3%
Home loans
Market servicing costs	0.1% – 0.1%	0.1%	0.1% – 0.1%	0.1%
Conditional prepayment rate	8.6% – 17.5%	11.1%	13.9% – 20.3%	16.5%
Annual default rate	0.1% – 0.6%	0.1%	0.1% – 0.1%	0.1%
Discount rate	9.5% – 9.5%	9.5%	10.0% – 10.0%	10.0%
Personal loans
Market servicing costs	0.2% – 0.8%	0.3%	0.2% – 0.7%	0.3%
Conditional prepayment rate	20.2% – 34.6%	24.9%	16.2% – 26.1%	19.1%
Annual default rate	3.1% – 7.7%	5.3%	3.1% – 7.5%	5.5%
Discount rate	7.3% – 7.3%	7.3%	7.3% – 7.3%	7.3%
The key assumptions included in the above table are defined as follows:
•Market servicing costs — The fee a willing market participant, which we validate through actual third-party bids for our servicing, would require for the servicing of student loans, home loans and personal loans with similar characteristics as those in our serviced portfolio. An increase in the market servicing cost, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Conditional prepayment rate — The monthly annualized proportion of the principal of a pool of loans that is assumed to be paid off prematurely in each period. An increase in the conditional prepayment rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Annual default rate — The annualized rate of default within the total serviced loan balance. An increase in the annual default rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Discount rate — The weighted average rate at which the expected cash flows are discounted to arrive at the net present value of the servicing rights. An increase in the discount rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table presents the estimated decrease to the fair value of our servicing rights as of the dates indicated if the key assumptions had each of the below adverse changes:

	March 31, 2021	December 31, 2020
Market servicing costs
2.5 basis points increase	$(10,096)	$(10,472)
5.0 basis points increase	(20,192)	(20,944)
Conditional prepayment rate
10% increase	$(6,624)	$(5,430)
20% increase	(13,232)	(10,230)
Annual default rate
10% increase	$(230)	$(336)
20% increase	(452)	(681)
Discount rate
100 basis points increase	$(3,480)	$(2,986)
200 basis points increase	(6,772)	(5,820)
The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. The effect on fair value of a variation in assumptions generally cannot be determined because the relationship of the change in assumptions to the fair value may not be linear. Additionally, the effect of an adverse variation in a particular assumption on the fair value of our servicing rights is calculated while holding the other assumptions constant. In reality, changes in one factor may lead to changes in other factors, which could impact the above hypothetical effects.
The following table presents the changes in the Company’s servicing rights, which are measured at fair value on a recurring basis. Servicing rights are initially measured at fair value and recognized as a component of the gain or loss from sales of loans and the initial capitalization is reported within noninterest income — loan origination and sales in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. Subsequent changes in the fair value of servicing rights are reported within noninterest income — servicing in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.

	Student Loans	Home Loans	Personal Loans	Total
Fair value as of January 1, 2021	$100,637	$23,914	$25,046	$149,597
Recognition of servicing from transfers of financial assets	33,589	6,539	6,003	46,131
Change in valuation inputs or other assumptions	(15,728)	3,329	290	(12,109)
Realization of expected cash flows and other changes	(12,160)	(1,744)	(8,475)	(22,379)
Fair value as of March 31, 2021	$106,338	$32,038	$22,864	$161,240

Fair value as of January 1, 2020	$138,582	$13,181	$49,855	$201,618
Recognition of servicing from transfers of financial assets	17,885	3,107	5,740	26,732
Derecognition of servicing via loan purchases	(221)	—	—	(221)
Change in valuation inputs or other assumptions	4,581	(957)	3,435	7,059
Realization of expected cash flows and other changes	(13,037)	(891)	(11,341)	(25,269)
Fair value as of March 31, 2020	$147,790	$14,440	$47,689	$209,919

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Asset-Backed Bonds
The fair value of asset-backed bonds is determined using a discounted cash flow methodology. Management classifies asset-backed bonds as Level 2 due to the use of quoted prices for similar assets in markets that are not active, as well as certain factors specific to us. The following key inputs were used in the fair value measurement of our asset-backed bonds as of the dates indicated:

	March 31, 2021	December 31, 2020
Discount rate (range)	0.7% – 3.6%	0.8% – 4.0%
Conditional prepayment rate (range)	18.8% – 28.2%	18.8% – 21.9%
As of the dates indicated, the fair value of our asset-backed bonds was not materially impacted by default assumptions on the underlying securitization loans, as the subordinate residual interests, by design, are expected to absorb all estimated losses based on our default assumptions for the respective periods.
Residual Investments and Residual Interests Classified as Debt
Residual investments and residual interests classified as debt do not trade in active markets with readily observable prices, and there is limited observable market data for reference. The fair values of residual investments and residual interests classified as debt are determined using a discounted cash flow methodology. Management classifies residual investments and residual interests classified as debt as Level 3 due to the use of significant unobservable inputs in the fair value measurements.
The following key unobservable inputs were used in the fair value measurements of our residual investments and residual interests classified as debt as of the dates indicated:

	March 31, 2021		December 31, 2020
	Range	Weighted Average	Range	Weighted Average
Residual investments
Conditional prepayment rate	19.3% – 30.6%	22.9%	18.8% – 22.3%	20.2%
Annual default rate	0.3% – 6.2%	0.6%	0.3% – 6.2%	0.7%
Discount rate	2.6% – 15.0%	4.9%	3.0% – 18.5%	6.2%
Residual interests classified as debt
Conditional prepayment rate	18.7% – 33.7%	26.3%	19.5% – 24.8%	21.4%
Annual default rate	0.4% – 6.3%	3.2%	0.4% – 6.4%	3.1%
Discount rate	7.3% – 15.0%	9.1%	8.5% – 18.0%	10.8%
The key assumptions included in the above table are defined as follows:
•Conditional prepayment rate — The monthly annualized proportion of the principal of a pool of loans that is assumed to be paid off prematurely in each period for the pool of loans in the securitization. An increase in the conditional prepayment rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Annual default rate — The annualized rate of borrowers who fail to remain current on their loans for the pool of loans in the securitization. An increase in the annual default rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Discount rate — The weighted average rate at which the expected cash flows are discounted to arrive at the net present value of the residual investments and residual interests classified as debt. An increase in the discount rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table presents the changes in the residual investments and residual interests classified as debt, which are both measured at fair value on a recurring basis. We record changes in fair value within noninterest income — securitizations in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss, a portion of which is subsequently reclassified to interest expense — securitizations and warehouses for residual interests classified as debt and to interest income — securitizations for residual investments, but does not impact the liability or asset balance, respectively.

	Residual Investments	Residual Interests Classified as Debt
Fair value as of January 1, 2021	$139,524	$118,298
Additions	26,381	—
Change in valuation inputs or other assumptions	3,497	7,951
Payments	(18,441)	(11,367)
Fair value as of March 31, 2021	$150,961	$114,882

Fair value as of January 1, 2020	$262,880	$271,778
Additions	9,408	—
Change in valuation inputs or other assumptions	(1,074)	14,936
Payments	(22,523)	(28,579)
Derecognition upon achieving true sale accounting treatment	—	(72,026)
Fair value as of March 31, 2020	$248,691	$186,109
Instrument-Specific Credit Risk
The change in the fair value of certain financial instruments measured at fair value using the fair value option that resulted from instrument-specific credit risk was as follows during the periods indicated:

	Three Months Ended March 31,
	2021	2020
Loans	$108,105	$157,401
Residual investments	6,160	17,675
The changes in the fair values attributable to instrument-specific credit risk were estimated by incorporating the Company’s current default and loss severity assumptions for the financial instruments included in the table above. These assumptions are based on historical performance, market trends and performance expectations over the term of the underlying instrument.
Interest Rate Lock Commitments
As part of our home loan origination activities, we commit to interest rate terms prior to completing the home loan origination process. These interest rate commitments are “locked”, despite changes in interest rates between the time of home loan application approval and loan closure. Given that a home loan origination is contingent on a plethora of factors, our IRLCs are inherently uncertain. We account for the probability of honoring an IRLC using an assumed loan funding probability, which is the percentage likelihood that an approved loan application will close based on historical experience. A significant difference between the actual funded rate and the assumed funded rate at the measurement date could result in a significantly higher or lower fair value measurement. Our key valuation input was as follows as of the dates indicated:

	March 31, 2021		December 31, 2020
IRLCs	Range	Weighted Average	Range	Weighted Average
Loan funding probability	64.1% – 64.1%	64.1%	54.5% – 54.5%	54.5%

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The key assumption included in the above table is defined as follows:
•Loan funding probability — Our expectation of the percentage of IRLCs which will become funded loans. An increase in the loan funding probability, in isolation, would result in an increase in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
The following table presents the changes in our IRLCs, which are measured at fair value on a recurring basis. Changes in the fair value of IRLCs are recorded within noninterest income — loan origination and sales in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.

IRLCs
Fair value as of January 1, 2021	$15,620
Revaluation adjustments	7,118
Funded loans(1)	(10,210)
Unfunded loans(1)	(5,410)
Fair value as of March 31, 2021	$7,118

Fair value as of January 1, 2020	$1,090
Revaluation adjustments	11,831
Funded loans(1)	(572)
Unfunded loans(1)	(518)
Fair value as of March 31, 2020	$11,831
___________________
(1)Funded and unfunded loan fair value adjustments represent the unpaid principal balance of funded and unfunded loans, respectively, multiplied by the IRLC price in effect at the beginning of each quarter.
Non-Securitization Investments
Non-securitization investments — ETFs include investments in exchange-traded funds and are measured at fair value on a recurring basis using the net asset value expedient in accordance with ASC 820 and are presented within other assets in the Unaudited Condensed Consolidated Balance Sheets.
As of March 31, 2021 and December 31, 2020, we also had a non-securitization investment, which is presented within non-securitization investments — other, related to an investment for which fair value was not readily determinable, which we elected to measure using the measurement alternative method of accounting. Under the measurement alternative method, we measure the investment at cost, less any impairment and adjusted for changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. The carrying value of the investment is presented within other assets in the Unaudited Condensed Consolidated Balance Sheets. Adjustments to the carrying value, such as impairments, are recognized within noninterest income — other in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. In the second quarter of 2020, we recorded an impairment charge of $803 and adjusted the carrying value of the investment accordingly, which was based on a discounted cash flow analysis, wherein we weighted different valuation scenarios with different assumed internal rates of return and time to liquidity events. In performing a qualitative impairment assessment, we determined that the carrying amount of the investment exceeded its fair value due to a significant decline in investee operating results relative to expectations, primarily as a result of the COVID-19 pandemic. The fair value measurement is classified within Level 3 of the fair value hierarchy due to the use of unobservable inputs in the fair value measurement.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Note 8. Debt
The following table summarizes the Company’s principal outstanding debt, debt discounts and debt issuance costs as of the dates indicated:

					Outstanding as of
Borrowing Description	Collateral Balances(1)	Interest Rate(7)	Termination/ Maturity(2)	Total Capacity	March 31, 2021(3)	December 31, 2020
Student Loan Warehouse Facilities
SoFi Funding I	$216,858	1 ML + 125 bps	April 2022	$200,000	$192,804	$374,575
SoFi Funding III	37,655	PR – 134 bps(8)	September 2024	75,000	33,489	30,170
SoFi Funding V	241,614	1 ML + 135 bps	May 2023	350,000	220,550	—
SoFi Funding VI	288,394	3 ML + 150 bps	March 2023	600,000	266,452	432,437
SoFi Funding VII	272,325	1 ML + 125 bps	September 2022	500,000	251,409	276,910
SoFi Funding VIII	189,776	1 ML + 115 bps	June 2021	300,000	175,112	221,342
SoFi Funding IX(9)	6,909	3 ML+ 350 bps and CP + 143 bps	July 2023	500,000	6,344	70,780
SoFi Funding X(10)	52,043	CP + 200 bps	August 2023	100,000	45,193	44,136
SoFi Funding XI(11)	153,042	CP + 115 bps	November 2023	500,000	138,126	87,404
Total, before unamortized debt issuance costs	$1,458,616			$3,125,000	$1,329,479	$1,537,754
Unamortized debt issuance costs					$(6,602)	$(7,940)

Personal Loan Warehouse Facilities
SoFi Funding PL I(12)	$108,598	CP + 137.5 bps	September 2023	$250,000	$90,954	$—
SoFi Funding PL II	2,269	3 ML + 225 bps	July 2023	400,000	2,199	137,420
SoFi Funding PL III	64,724	1 ML + 175 bps	May 2023	250,000	55,684	2,793
SoFi Funding PL IV(13)	12,464	CP + 170 bps	November 2023	500,000	11,517	132,416
SoFi Funding PL VI(14)	16,693	CP + 170 bps	September 2024	50,000	14,734	107,595
SoFi Funding PL VII	—	1 ML + 250 bps	June 2021	250,000	—	15,610
SoFi Funding PL X	182,003	1 ML + 142.5 bps	February 2023	200,000	151,856	3,004
SoFi Funding PL XI	111,966	1 ML + 170 bps	January 2022	200,000	95,644	112,478
SoFi Funding PL XII	4,915	1 ML + (225-315 bps)	March 2029	250,000	4,683	127,724
SoFi Funding PL XIII	159,057	1 ML + 175 bps	January 2030	300,000	138,822	219,362
Total, before unamortized debt issuance costs	$662,689			$2,650,000	$566,093	$858,402
Unamortized debt issuance costs					$(6,257)	$(6,692)

Home Loan Warehouse Facilities
Mortgage Warehouse V	$—	1 ML + 325 bps	June 2021	$150,000	$—	$—
Total, before unamortized debt issuance costs	$—			$150,000	$—	$—
Unamortized debt issuance costs					$—	$—

Risk Retention Warehouse Facilities(4)
SoFi RR Funding I	$—	1 ML + 200 bps	June 2022	$250,000	$—	$54,304
SoFi RR Repo	115,880	3 ML + 185 bps	June 2023	192,141	62,335	75,863
SoFi EU RR Repo	—	3 ML + 425 bps	June 2021		—	—
SoFi C RR Repo	40,970	3 ML + (180-185 bps)	December 2021		35,613	42,757
SoFi RR Funding II	156,826	1 ML + 125 bps	November 2024		140,524	160,199
SoFi RR Funding III	60,316	1 ML + 375 bps	November 2024		53,781	60,786
SoFi RR Funding IV	63,472	3 ML + 250 bps	October 2026	100,000	54,713	37,334
SoFi RR Funding V	71,002	298 bps	December 2025		51,547	—
Total, before unamortized debt issuance costs	$508,466				$398,513	$431,243
Unamortized debt issuance costs					$(2,114)	$(2,052)

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)

					Outstanding as of
Borrowing Description	Collateral Balances(1)	Interest Rate(7)	Termination/ Maturity(2)	Total Capacity	March 31, 2021(3)	December 31, 2020
Revolving Credit Facility(5)
SoFi Corporate Revolver	n/a	1 ML + 100 bps(15)	September 2023	$560,000	$486,000	$486,000
Total, before unamortized debt issuance costs				$560,000	$486,000	$486,000
Unamortized debt issuance costs					$(896)	$(987)

Seller note(6)	n/a	1000 bps	February 2021		$—	$250,000
Total					$—	$250,000

Other financing – various notes(6)	n/a	331 – 557 bps	April 2021 – January 2023		$3,765	$4,375
Total					$3,765	$4,375

Student Loan Securitizations
SoFi PLP 2016-B LLC	$66,970	1 ML + (120-380 bps)	April 2037		$60,670	$69,448
SoFi PLP 2016-C LLC	78,820	1 ML + (110-335 bps)	May 2037		71,382	81,115
SoFi PLP 2016-D LLC	94,883	1 ML + (95-323 bps)	January 2039		86,060	93,942
SoFi PLP 2016-E LLC	113,104	1 ML + (85-443 bps)	October 2041		104,315	117,800
SoFi PLP 2017-A LLC	140,444	1 ML + (70-443 bps)	March 2040		129,483	146,064
SoFi PLP 2017-B LLC	122,595	183 – 444 bps	May 2040		114,124	129,873
SoFi PLP 2017-C LLC	155,865	1 ML + (60-421 bps)	July 2040		144,038	161,897
Total, before unamortized debt issuance costs and discount	$772,681				$710,072	$800,139
Unamortized debt issuance costs					$(5,376)	$(5,958)
Unamortized discount					(1,499)	(1,654)

Personal Loan Securitizations
SoFi CLP 2016-1 LLC	$38,807	326 bps	August 2025		$25,273	$36,546
SoFi CLP 2016-2 LLC	38,052	309 – 477 bps	October 2025		26,060	37,973
SoFi CLP 2016-3 LLC	55,606	305 – 449 bps	December 2025		15,839	30,780
SoFi CLP 2018-3 LLC	156,036	320 – 467 bps	August 2027		136,484	163,784
SoFi CLP 2018-4 LLC	177,428	354 – 476 bps	November 2027		154,623	184,831
SoFi CLP 2018-3 Repack LLC	—	200 bps	March 2021		—	2,457
SoFi CLP 2018-4 Repack LLC	8,812	200 bps	December 2027		2,082	5,853
Total, before unamortized debt issuance costs and discount	$474,741				$360,361	$462,224
Unamortized debt issuance costs					$(2,565)	$(3,057)
Unamortized discount					(1,550)	(2,872)

Total, before unamortized debt issuance costs and discounts					$3,854,283	$4,830,137
Less: unamortized debt issuance costs and discounts					(26,859)	(31,212)
Total reported debt					$3,827,424	$4,798,925
_________________
(1)As of March 31, 2021, and represents unpaid principal balances, with the exception of the risk retention warehouse facilities, which include securitization-related investments carried at fair value. In addition, certain securitization interests that eliminate in consolidation are pledged to risk retention warehouse facilities.
(2)For securitization debt, the maturity of the notes issued by the various trusts occurs upon either the maturity of the loan collateral or full payment of the loan collateral held in the trusts. Our maturity date represents the legal maturity of the last class of maturing notes. Securitization debt matures as loan collateral payments are made. In instances where the related securitization was deconsolidated during the current period, the termination date is equivalent to our deconsolidation date.
(3)There were no debt discounts issued during the three months ended March 31, 2021.
(4)Financing was obtained for both asset-backed bonds and residual investments in various personal loan and student loan securitizations, and the underlying collateral are the underlying asset-backed bonds and residual investments. We only state capacity amounts in this table for risk retention facilities wherein we can pledge additional asset-backed bonds and residual investments as of March 31, 2021.
(5)As of March 31, 2021, $6.0 million of the revolving credit facility total capacity was not available for general borrowing purposes because it was utilized to secure a letter of credit. Refer to our letter of credit disclosures in Note 14 for more details.
(6)Part of our consideration to acquire Galileo was in the form of a seller note financing arrangement, which we paid off in February 2021. See Note 2 for additional information. We also assumed certain other financing arrangements resulting from our acquisition of Galileo.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
(7)Unused commitment fees ranging from 0 to 200 basis points (“bps”) on our various warehouse facilities are recognized as noninterest expense — general and administrative in our Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. “ML” stands for “Month LIBOR”. As of March 31, 2021, 1 ML and 3 ML was 0.11% and 0.19%, respectively. As of December 31, 2020, 1 ML and 3 ML was 0.14% and 0.24%, respectively. “PR” stands for “Prime Rate”. As of March 31, 2021 and December 31, 2020, PR was 3.25% and 3.25%, respectively.
(8)This facility has a prime rate floor of 309 bps.
(9)Warehouse facility incurs different interest rates on its two types of asset classes. One such class incurs interest based on a commercial paper rate (“CP”) rate, which is determined by the facility lender. As of March 31, 2021 and December 31, 2020, the CP rate for this facility was 0.22% and 0.25%, respectively.
(10)Warehouse facility incurs interest based on a CP rate, which is determined by the facility lender. As of March 31, 2021 and December 31, 2020, the CP rate for this facility was 0.26% and 0.28%, respectively.
(11)Warehouse facility incurs interest based on a CP rate, which is determined by the facility lender. As of March 31, 2021 and December 31, 2020, the CP rate for this facility was 0.22% and 0.25%, respectively.
(12)Warehouse facility incurs interest based on a CP rate, which is determined by the facility lender. As of March 31, 2021, the CP rate for this facility was 0.12%. As of December 31, 2020, this facility incurred interest based on 1ML.
(13)Warehouse facility incurs interest based on a CP rate, which is determined by the facility lender. As of March 31, 2021 and December 31, 2020, the CP rate for this facility was 0.22% and 0.25%, respectively.
(14)Warehouse facility incurs interest based on a CP rate, which is determined by the facility lender. As of March 31, 2021, the CP rate for this facility was 0.22%. As of December 31, 2020, this facility incurred interest based on 3ML.
(15)Interest rate presented represents the interest rate on standard withdrawals on our revolving credit facility, while same-day withdrawals incur interest based on PR.
Material Changes to Debt Arrangements
During the three months ended March 31, 2021, we paid off the seller note issued in 2020 for a total payment of $269.9 million, consisting of outstanding principal of $250,000 and accrued interest of $19,864, as well as opened one risk retention warehouse facility.
The total accrued interest payable on our debt as of March 31, 2021 and December 31, 2020 was $2,856 and $19,817, respectively, and was included as a component of accounts payable, accruals and other liabilities in the Unaudited Condensed Consolidated Balance Sheets.
Our warehouse and securitization debt is secured by a continuing lien and security interest in the loans financed by the proceeds. Within each of our debt facilities, we must comply with certain operating and financial covenants. These financial covenants include, but are not limited to, maintaining: (i) a certain minimum tangible net worth, (ii) minimum cash and cash equivalents, and (iii) a maximum leverage ratio of total debt to tangible net worth. Our debt covenants can lead to restricted cash classifications in our Unaudited Condensed Consolidated Balance Sheets. Our subsidiaries are restricted in the amount that can be distributed to the parent company only to the extent that such distributions would cause the financial covenants to not be met. We were in compliance with all financial covenants required per each agreement as of each balance sheet date presented.
We act as a guarantor for our wholly-owned subsidiaries in several arrangements in the case of default. As of March 31, 2021, we have not identified any risks of nonpayment by our wholly-owned subsidiaries.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Note 9. Temporary Equity
The following table summarizes the original issuance price per share and authorized and outstanding number of shares of redeemable preferred stock as of the dates indicated:

		March 31, 2021		December 31, 2020
Series Name	Original Issuance Price	Number of Shares Authorized	Number of Shares Outstanding	Number of Shares Authorized	Number of Shares Outstanding
Series 1	$100.00	4,500,000	3,234,000	4,500,000	3,234,000
Series A	0.20	19,687,500	19,687,500	19,687,500	19,687,500
Series B	2.20	37,252,051	26,693,795	37,252,051	26,693,795
Series C	2.20 – 3.05	2,209,991	2,038,643	2,209,991	2,038,643
Series D	3.45	23,411,503	22,369,041	23,411,503	22,369,041
Series E	9.46	24,483,290	24,262,476	24,483,290	24,262,476
Series F	15.78	63,386,220	60,110,165	63,386,220	60,110,165
Series G	17.18	29,096,495	29,096,489	29,096,495	29,096,489
Series H	15.44	50,815,616	16,224,534	50,815,616	16,224,534
Series H-1	15.44	57,000,000	52,743,298	57,000,000	52,743,298
Total		311,842,666	256,459,941	311,842,666	256,459,941
The original issuance price excludes any applicable discounts and the cost of issuance. Any shares of redeemable preferred stock that are redeemed, converted, purchased or acquired by the Company may be reissued, except as restricted by law or contract.
Recent Issuances and Redemptions
During December 2020, we exercised a call and redeemed 15,097,587 shares of redeemable preferred stock consisting of: 10,558,256 shares of Series B; 1,042,462 shares of Series D; 220,814 shares of Series E and 3,276,055 shares of Series F. The amount payable resulted in a reduction to redeemable preferred stock of $80,201 for the redeemable preferred stock balance at the time of the exercise. The shares were retired upon receipt. The cash payment for the redeemed preferred shares was made in January 2021. See Note 13 for additional information.
In May 2020, the Company issued 52,743,298 shares of Series H-1 redeemable preferred stock as a component of the purchase consideration for the acquisition of Galileo at a fair value of $814,156. See Note 2 for additional information on the acquisition.
Series 1 Preference and Rights
SoFi is party to the Series 1 Preferred Stock Investors’ Agreement (the “Series 1 Agreement”), dated as of May 29, 2019, with certain holders of its capital stock, including (i) entities affiliated with Silver Lake, which is affiliated with Michael Bingle, one of the directors of SoFi, (ii) entities affiliated with QIA, which is affiliated with Ahmed Al-Hammadi, one of the directors of SoFi, and (iii) Mr. Noto, the Chief Executive Officer and one of the directors of SoFi. The agreement provides holders of the Series 1 preferred stock, who also hold Series H Preferred Stock (the “Series 1 Holders”), upon request by QIA, with certain registration rights, provides for certain shelf registration filing obligations by SoFi and limits the future registration rights that SoFi may grant other parties, contains financial and other covenants, and provides for information rights and special payment rights, among other rights, as discussed further below.
The Series 1 redeemable preferred stock has no stated maturity. However, the Series 1 redeemable preferred shares have limited price protection in the instance that the Company liquidates, finalizes an initial public offering (“IPO”), or sells control of the Company to a third party. In the instance where the Company enters one of the foregoing transaction types during a period commencing on May 29, 2020 and ending one year later, if the Company does not achieve an IPO or sales price of

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
$19.30 per share, then the Series 1 Holders have a right to a special payment for the difference between $19.30 and $15.44 per share (the “Special Payment”).
We evaluated the Special Payment provision and determined that the special payment feature was an embedded derivative that was not clearly and closely related to the host contract, and therefore should be accounted for as a derivative liability when the special payment becomes payable. In the event that a Special Payment event were to trigger a Special Payment becoming payable, it would be recognized within noninterest expense — general and administrative in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.
Additionally, subsequent to an IPO or change of control event (collectively, a “Change of Control”), within 120 days after the first date on which such Change of Control has occurred, each Series 1 Holder will have the right to require the Company, at the Series 1 Holder’s election, to purchase for cash some or all of the shares of Series 1 redeemable preferred stock held by such Series 1 Holder on the Change of Control put date at a redemption price in the amount of the initial Series 1 investment of $323.4 million. In conjunction with the Business Combination agreement in January 2021, the redeemable preferred stockholders waived their rights in the event of a liquidation, inclusive of the Series 1 Holders’ right to immediately receive the Series 1 proceeds of $323.4 million. The redeemable preferred stock redemption value will remain at $323.4 million, and all other material rights will remain the same, with the exception of added voting rights and the former liquidation provision triggered by an IPO is no longer of any effect. As such, the Series 1 redeemable preferred stock will remain in temporary equity following the Business Combination because the Series 1 redeemable preferred stock is not fully controlled by SoFi.
Additionally, in conjunction with the Business Combination, the Special Payment provision from our 2019 Series 1 Investor Agreement was amended. In accordance with the Merger Agreement, the amended Series 1 Investor Agreement provided for a special distribution of $21.2 million to Series 1 investors, which was paid from the proceeds of the Business Combination and settled contemporaneously with the Business Combination. The Special Payment will be recognized within noninterest expense — general and administrative in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss, because this feature will be accounted for as an embedded derivative, which is not clearly and closely related to the host contract, and have no subsequent impact on our consolidated financial results.
Dividends
The following summarizes the dividend provisions of each series of redeemable preferred stock (excluding Series 1, which is discussed separately below). The per-share amounts below are applied to the outstanding redeemable preferred shares then held by each Series at the time of the dividend declaration (if any). In the event dividends are declared, the below stated dividends are received in parity with each other, and prior and in preference to any dividends paid to Series C redeemable preferred shares or any class of common shares.

	March 31,	December 31,
Series Name(1)	2021	2020
Series A	$0.02	$0.02
Series B	0.18	0.18
Series D	0.28	0.28
Series E	0.76	0.76
Series F	1.26	1.26
Series G	1.37	1.37
Series H	1.23	1.23
Series H-1	1.23	1.23
____________________
(1)Series C redeemable preferred shares do not have a stated dividend.
With respect to the series of redeemable preferred stock presented in the table above, no dividends were declared or paid during the three months ended March 31, 2021 and 2020. All such dividends per share are non-cumulative and non-mandatory.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Series 1 redeemable preferred stock are entitled to receive cumulative cash dividends from and including the closing date of May 29, 2019 (“Closing Date”) at a fixed rate equal to $12.50 per annum per share, or 12.5% of the Series 1 redeemable preferred share price of $100.00 (“Series 1 Dividend Rate”). The Series 1 Dividend Rate resets to a new fixed rate on the fifth anniversary of the Closing Date and on every one-year anniversary of the Closing Date subsequent to the fifth anniversary of the Closing Date (“dividend reset date”), equal to six-month LIBOR as in effect on the second London banking day prior to such dividend reset date plus a spread of 9.94% per annum. During the three months ended March 31, 2021 and 2020, the Series 1 preferred stockholders were entitled to dividends of $9,968 and $10,106, respectively, which reflected the Series 1 Dividend Rate of $12.50 per annum per share of Series 1 preferred stock. Dividends payable as of March 31, 2021 were $9,968. There were no dividends payable as of December 31, 2020.
Dividends are payable semiannually in arrears on the 30th day of June and 31st day of December of each year, when and as authorized by the Board. The Company may defer any scheduled dividend payment for up to three semiannual dividend periods, subject to such deferred dividend accumulating and compounding at the applicable Series 1 Dividend Rate. If the Company defers any single scheduled dividend payment on the Series 1 redeemable preferred stock for four or more semiannual dividend periods, the Series 1 Dividend Rate applicable to (i) the compounding following the date of such default on all then-deferred dividend payments (whether or not deferred for four or more semiannual dividend periods) is applied on a go-forward basis and not retroactively, and (ii) new dividends declared following the date of such default and the compounding on such dividends if such new dividends are deferred shall be equal to the otherwise applicable Series 1 Dividend Rate plus 400 basis points. This default-related increase shall continue to apply until the Company pays all deferred dividends and related compounding. Once the Company is current on all such dividends, it may again commence deferral of any pre-scheduled dividend payment for up to three semiannual dividend periods, following the same procedure as outlined in the foregoing. There were no dividend deferrals during the three months ended March 31, 2021 and year ended December 31, 2020.
Conversion
In respect of every Series, other than Series 1, each redeemable preferred share automatically converts at the conversion rate then in effect into common stock upon a firm-commitment underwritten IPO of the Company’s common stock with an IPO not less than $17.06 per share (as adjusted for stock splits and the like) and aggregate cash proceeds of not less than $100.0 million.
The common stock conversion prices for each series were as follows:

	March 31,	December 31,
Series Name	2021	2020
Series A	$0.20	$0.20
Series B	2.20	2.20
Series C	1.00	1.00
Series D	3.45	3.45
Series E	9.46	9.46
Series F	15.75	15.75
Series G	17.06	17.06
Series H	15.44	15.44
Series H-1	15.44	15.44
In respect of Series A, Series B, Series D, Series E, Series H and Series H-1 shares, each share is convertible at the option of the holder into common stock at a one-to-one conversion rate of the price per preferred share to its conversion price but is subject to adjustments for events of dilution. Series F and G conversion rates were lowered in 2019 in conjunction with the Series H preferred stock offering and, therefore, the conversion prices no longer equal their respective prices per preferred share. Automatic conversion into common stock will occur upon written consent of a majority of Series A and Series B holders (voting as a single class), Series D holders (voting as a single class), Series E holders (voting as a single class), Series F holders (voting as a single class), Series G holders (voting as a single class), Series H (voting as a single class) and Series H-1 (voting as a single class).

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
In respect of Series C shares, each share is convertible at the option of the holder into non-voting common stock at a one-to-one conversion rate of $1.00 per redeemable preferred share to its conversion price. Automatic conversion into non-voting common stock will occur upon the conversion of all Series A and Series B shares into common stock.
Liquidation
In the event of any liquidation, dissolution, merger or consolidation (resulting in the common and preferred stockholders’ loss of a collective 50% or more ownership in the Company), disposition or transfer of assets, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), the following summarizes the preference of each series of redeemable preferred stock:
In respect to all redeemable preferred stock, the preference is equal to an amount per share equal to the original issue price per share, and Series 1 has priority over all other redeemable preferred stock classes.
If, upon the Liquidation Event, the assets and funds are insufficient to permit payment of all outstanding preferences, the Company’s entire assets and funds will be distributed ratably among the redeemable preferred stockholders following the holders’ liquidation preferences (after the Series 1 liquidation preference is fully satisfied).
The various liquidation preferences (redemption amounts) are itemized below:

	March 31,	December 31,
Series Name	2021	2020
Series 1	$323,400	$323,400
Series A	3,938	3,938
Series B	58,668	58,668
Series C	4,837	4,837
Series D	77,240	77,240
Series E	229,470	229,470
Series F	948,316	948,316
Series G	500,000	500,000
Series H	250,445	250,445
Series H-1	814,156	814,156
Total	$3,210,470	$3,210,470
Settlement Rights
The Series 1 redeemable preferred stock is redeemable at SoFi’s option in certain circumstances. SoFi may, at any time but no more than three times, at its option, settle the Series 1 redeemable preferred stock, in whole or in part, but if in part, in an amount no less than one-third of the total amount of Series 1 redeemable preferred stock originally issued or the remainder of Series 1 redeemable preferred stock outstanding (the “Minimum Redemption Amount”). In addition, SoFi may settle the Series 1 redeemable preferred stock in whole or in part (subject to the Minimum Redemption Amount) in the event of a liquidation transaction or a direct sale of control transaction by a majority of SoFi’s stockholders, or within 120 days of (i) an IPO, or (ii) following an IPO, a change of control of SoFi, each of which would result in a payment of the initial purchase price of the Series 1 shares of $323.4 million plus any unpaid dividends on the Series 1 redeemable preferred stock and any special payment due under the Series 1 investor agreement (whether deferred or otherwise) (the “Series 1 Redemption Price”). Such settlement is determined at the discretion of the Board.
If the Series 1 redeemable preferred stock is not earlier redeemed by SoFi as described in the preceding paragraph, the holders of Series 1 redeemable preferred stock have the right to force SoFi to settle their Series 1 redeemable preferred stock in the following circumstances: (i) upon a change of control of SoFi following an IPO, or (ii) during the six-month period following (a) a default in payment of any dividend on the Series 1 redeemable preferred stock, or (b) the cure period for any covenant default under the Series 1 investor agreement, in each case at the Series 1 Redemption Price.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
All other preferred stock is convertible in the case of an IPO into common stock at defined conversion prices as disclosed above, but there is no stated term for settling the liquidation preference for all other Series of preferred stock.
Voting Rights
Series A and Series B together have the right to elect one member of the Board provided the number of shares outstanding is at least 14,000,000. Series D and Series E together have the right to elect one member of the Board provided the number of shares outstanding is at least 14,000,000. Series F holders have the right to elect one member of the Board provided the number of shares outstanding is at least 7,000,000. Series G holders have the right to elect one member of the Board provided the number of shares outstanding is at least 3,000,000. Series H holders have the right to elect one member of the Board provided the number of shares outstanding is at least 1,396,717. The Series C, Series 1 and Series H-1 holders do not have explicit Board rights per our current Articles of Incorporation.
Warrants
In connection with the Series 1 and Series H redeemable preferred stock issuances during the year ended December 31, 2019, we also issued 6,983,585 Series H warrants, which were accounted for as liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity, and were included within accounts payable, accruals and other liabilities in the Unaudited Condensed Consolidated Balance Sheets. At inception, we allocated $22.3 million of the $539.0 million of proceeds we received from the Series 1 and Series H preferred stock issuances to the Series H warrants, with such valuation determined using the Black-Scholes Model, in order to establish an initial fair value for the Series H warrants. The remaining proceeds were allocated to the Series 1 and Series H preferred stock balances based on their initial relative fair values.
The Series H warrants are subsequently measured at fair value on a recurring basis and are classified as Level 3 because of our reliance on unobservable assumptions, with fair value changes recognized within noninterest expense — general and administrative in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. The key inputs into our Black-Scholes Model valuation were as follows at inception and as of the dates indicated:

	March 31,	December 31,	Initial Measurement Assumptions
Input	2021	2020
Risk-free interest rate	0.4%	0.2%	2.1%
Expected term (years)	3.2	3.4	5.0
Expected volatility	36.6%	32.6%	25.0%
Dividend yield	—%	—%	—%
Exercise price	$15.44	$15.44	$15.44
Fair value of Series H preferred stock	$33.03	$18.43	$14.13
The Company’s use of the Black-Scholes Model requires the use of subjective assumptions:
•The risk-free interest rate assumption was initially based on the five-year U.S. Treasury rate, which was commensurate with the expected term of the warrants. The warrants automatically convert into Series H redeemable shares at the later of an IPO or five years from the issuance date of the warrants (May 29, 2019). At inception, we assumed that the term would be five years, given by design the warrants were only expected to extend for greater than five years if the Company was still not publicly traded by that point in time. The expected term assumption used reflects the five-year term less time elapsed since initial measurement. An increase in the expected term, in isolation, would typically correlate to a higher risk-free interest rate and result in an increase in the fair value measurement of the warrant liabilities and vice versa. See below for a development in connection with the Business Combination.
•The expected volatility assumption for the initial measurement was based on the volatility of our common stock and adjusted for the reduced volatility inherent in redeemable preferred stock, given the Series H liquidity preference. As of each subsequent measurement date presented above, we updated our expected volatility assumptions to reflect the expectation that the Series H warrants will convert into common stock upon consummation of the Business

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Combination, and the Series H preference would be of no further effect, in which case the Series H preference would not have a material impact on the stock volatility measure. As such, the expected volatility assumptions reflect our common stock volatility as of March 31, 2021 and December 31, 2020. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.
•The initial fair value of the Series H redeemable preferred stock was based on the purchase price of the Series H redeemable preferred stock, which was contemporaneous with the issuance of the warrants. The fair value measurement of the Series H redeemable preferred stock as of December 31, 2020 was informed from a common stock transaction during December 2020 at a price of $18.43 per common share. We determined that this common stock transaction was a reasonable proxy for the valuation of the Series H redeemable preferred stock as of December 31, 2020 due to the proximity to an expected Business Combination; therefore, no further adjustments were made for the Series H concluded price per share. As of March 31, 2021, the fair value measurement of the Series H redeemable preferred stock was determined based on the observable closing price of SCH’s stock (ticker symbol “IPOE”) on the measurement date multiplied by the weighted average exchange ratio of the Series H preferred stock.
•We assumed no dividend yield because we have historically not paid out dividends to our existing redeemable preferred stockholders, other than to the Series 1 redeemable preferred stockholders, which is considered a special circumstance.
At inception of the warrants, we allocated the remaining net proceeds of $514.3 million from the combined Series H and Series 1 redeemable preferred stock offering to the Series H and Series 1 redeemable preferred stock balances in proportion to their relative fair values. This resulted in an initial allocation of $193.9 million and $320.4 million to the Series H and Series 1 redeemable preferred stock, respectively.
The following table presents the changes in the fair value of warrant liabilities:

Warrant Liabilities
Fair value as of January 1, 2021	$39,959
Change in valuation inputs or other assumptions(1)	89,920
Fair value as of March 31, 2021	$129,879

Fair value as of January 1, 2020	$19,434
Change in valuation inputs or other assumptions(1)	2,879
Fair value as of March 31, 2020	$22,313
___________________
(1)Changes in valuation inputs or other assumptions are recognized in noninterest expense — general and administrative in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.
Note 10. Permanent Equity
The Company is authorized to issue common stock and non-voting common stock. As of each of March 31, 2021 and December 31, 2020, the Company was authorized to issue 447,815,616 shares of common stock and 5,000,000 shares of non-voting common stock.
During December 2020, we issued 20,067,302 shares of common stock for gross proceeds received of $369.8 million, which was offset by direct legal costs of $56 (the “Common Stock Issuance”). The number of shares issued in the Common Stock Issuance was subject to upward adjustment if we consummated the Business Combination described in Note 2, with the amount of the adjustment based on the implied per-share consideration in the Business Combination and the number of shares of our capital stock issued in certain dilutive issuances prior to the closing of the Business Combination. The adjustment resulted in the issuance of an additional 735,100 shares at the time of closing of the Business Combination.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The Company reserved the following common stock for future issuance as of the dates indicated:

	March 31,	December 31,
	2021	2020
Conversion of outstanding redeemable preferred stock	253,525,467	253,525,467
Unissued redeemable preferred stock reserved for issued warrants	6,983,585	6,983,585
Unissued redeemable preferred stock	47,133,140	47,133,140
Outstanding stock options and RSUs	43,006,252	42,775,741
Possible future issuance under stock plans	16,689,226	19,177,343
Contingent common stock(1)	919,085	183,985
Total common stock reserved for future issuance	368,256,755	369,779,261
___________________
(1)As of each balance sheet date presented, includes 183,985 contingently issuable common stock in connection with our acquisition of 8 Limited, as discussed in Note 2. As of March 31, 2021, also includes 735,100 contingently issuable common stock related to an adjustment to a common stock issuance in December 2020, as discussed in this Note 10.
Dividends
Common stockholders and non-voting common stockholders are entitled to dividends when and if declared by the Board, but as stated in Note 9, only after dividends are paid to redeemable preferred stockholders, with the exception of Series C preferred stockholders. All redeemable preferred shares, except for Series 1 preferred stock, participate in dividends with common stock. There were no dividends declared or paid to common stockholders during the three months ended March 31, 2021 and 2020.
Conversion and Redemption
Upon the Company’s sale of its common stock in a firm commitment underwritten IPO, each share of non-voting common stock would automatically be converted into such number of common stock as is determined by dividing $1.00 by the conversion price applicable to such shares. The initial conversion price per share shall be $1.00. Both prices are subject to adjustment for any stock splits and stock dividends. The common stock and non-voting common stock are otherwise non-redeemable.
Liquidation
Upon completion of the distribution to preferred stockholders, as discussed within Note 9, if assets remain in the Company, the holders of common stock and non-voting common stock would receive all of the remaining assets pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all such non-voting common stock into common stock).
Voting Rights
Each holder of common stock has the right to one vote per share of common stock and is entitled to notice of any stockholder meeting. Non-voting common stock does not have any voting rights or other powers. The common stockholders, voting together as a single class, can elect one member to the Board.
Note 11. Stock-Based Compensation
The Company maintains the Amended and Restated 2011 Stock Option Plan, which provides for granting stock options and RSUs, pursuant to which the Company has authorized 88,426,267 shares of its common stock for issuance to its employees, non-employee directors and non-employee third parties and also has 35,000 shares authorized under a stock plan assumed in a business combination as of March 31, 2021. Further, during the three months ended March 31, 2021 and 2020, we incurred cash outflows of $25,989 and $4,640, respectively, related to the payment of withholding taxes for vested RSUs. These cash outflows are presented within financing activities in the Unaudited Condensed Consolidated Statements of Cash Flows.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Stock-based compensation expense related to stock options and RSUs is presented within the following line items in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the periods indicated:

	Three Months Ended March 31,
	2021	2020
Technology and product development	$11,616	$6,061
Sales and marketing	2,445	1,121
Cost of operations	1,481	1,671
General and administrative	21,912	10,832
Total	$37,454	$19,685
Common Stock Valuations
Prior to us contemplating a public market transaction, we established the fair value of our common stock by using the option pricing model (Black-Scholes Model based) via the backsolve method and through placing weight on previously redeemable preferred stock transactions. The valuations also applied discounts for lack of marketability to reflect the fact that there was no market mechanism to sell our common stock and, as such, the common stock option and RSU holders would need to wait for a liquidity event to facilitate the sale of their equity awards. In addition, there were contractual transfer restrictions placed on common stock in the event that we remained a private company.
During the third quarter of 2020, once we made intentional progress toward pursuing a public market transaction, we began applying the probability-weighted expected return method to determine the fair value of our common stock. The probability weightings assigned to certain potential exit scenarios were based on management’s expected near-term and long-term funding requirements and assessment of the most attractive liquidation possibilities at the time of the valuation.
During the fourth quarter of 2020, we valued our common stock on a monthly basis. A common stock transaction that closed in December 2020 at a price of $18.43 per common share, which was of substantial size and in close proximity to the Business Combination, served as the key input for the fair value of our common stock for grants made during the fourth quarter of 2020. We decreased the assumed discount for lack of marketability throughout the fourth quarter of 2020, corresponding with our decreased time to liquidity assumption throughout the quarter, as we became more certain about the possibility of entering into the Business Combination over time. We continued to use a share price of $18.43 to value our common stock for transactions in January until the date on which we executed the Merger Agreement.
Subsequent to executing the Merger Agreement on January 7, 2021, we determined the value of our common stock based on the observable daily closing price of SCH’s stock (ticker symbol “IPOE”) multiplied by the exchange ratio in effect for such transaction date.
Stock Options
The terms of the stock option grants, including the exercise price per share and vesting periods, are determined by our Board. At the discretion and determination of our Board, the Plan allows for the granting of stock options that may be exercised before the stock options have vested.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following is a summary of stock option activity for the period indicated:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding as of December 31, 2020	17,183,828	$9.92	6.6
Granted(1)	—	n/a
Exercised(2)	(963,873)	2.75
Forfeited	(2,523)	10.79
Expired	(42,912)	10.37
Outstanding as of March 31, 2021	16,174,520	$10.35	6.4
Exercisable as of March 31, 2021	14,113,930	$11.53	6.4
____________________
(1)There were no stock options granted during the three months ended March 31, 2021.
(2)The tax benefit from stock options exercised was not material for the period presented.
Total compensation cost related to unvested stock options not yet recognized as of March 31, 2021 was $12.9 million and will be recognized over a weighted average period of approximately 1.7 years.
Restricted Stock Units
RSUs are equity awards granted to employees that entitle the holder to shares of our common stock when the awards vest. RSUs are measured based on the fair value of our common stock on the date of grant. The weighted average fair value of our common stock was $34.86 during the three months ended March 31, 2021.
The following table summarizes RSU activity for the period indicated:

	Number of RSUs	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2020	25,591,913	$13.06
Granted	3,887,639	35.81
Vested(1)	(2,096,875)	12.12
Forfeited	(550,945)	12.61
Outstanding as of March 31, 2021	26,831,732	$16.44
________________________
(1)The total fair value, based on grant date fair value, of RSUs that vested during the three months ended March 31, 2021 was $25.4 million.
As of March 31, 2021, there was $407.7 million of unrecognized compensation cost related to unvested RSUs, which will be recognized over a weighted average period of approximately 3.4 years.
Note 12. Income Taxes
For interim periods, we follow the general recognition approach whereby tax expense is recognized through the use of an estimated annual effective tax rate, which is applied to the year-to-date operating results. Additionally, we recognize tax expense or benefit for any discrete items occurring within the interim period that were excluded from the estimated annual effective tax rate. Our effective tax rate may be subject to fluctuations during the year due to impacts from the following items: (i) changes in forecasted pre-tax and taxable income or loss, (ii) changes in statutory law or regulations in jurisdictions where we operate, (iii) audits or settlements with taxing authorities, (iv) the tax impact of expanded product offerings or business acquisitions, and (v) changes in valuation allowance assumptions.
For the three months ended March 31, 2021 and 2020, we recorded income tax expense of $1,099 and $57, respectively. The significant change in the interim 2021 period relative to the interim 2020 period was primarily due to the profitability of SoFi Lending Corp, which incurs income tax expense in some state jurisdictions where separate company filing is required.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
There were no material changes to our unrecognized tax benefits during the three months ended March 31, 2021 and we do not expect to have any significant changes to unrecognized tax benefits over the next 12 months.

During the three months ended March 31, 2021, we continued to maintain a full valuation allowance against our net deferred tax assets in applicable jurisdictions. In certain state jurisdictions where sufficient deferred tax liabilities exist, no valuation allowance is recognized. Management reviews all available positive and negative evidence in assessing the realizability of deferred tax assets. We will continue to recognize a full valuation allowance until there is sufficient positive evidence to support its release.
Note 13. Related Parties
The Company defines related parties as members of our Board, entity affiliates, executive officers and principal owners of the Company’s outstanding stock and members of their immediate families. Related parties also include any other person or entity with significant influence over the Company’s management or operations.
Stockholder Note
In 2019, the Company entered into a $58,000 note receivable agreement with a stockholder (“Note Receivable Stockholder”), which was collateralized by the Note Receivable Stockholder’s common stock and redeemable preferred stock. Related to this collateralization, the Company obtained call rights to purchase the collateral at $8.80 per share (“Call Option Rights”). As of December 31, 2020, there was no remaining receivable associated with this related party note; however, our Call Option Rights remained outstanding post settlement, per the terms of our Note Receivable Stockholder agreement.
During the three months ended March 31, 2020, we recognized related party interest income of $770. In December 2020, we exercised our Call Option Rights to acquire the Note Receivable Stockholder collateral, which included 59,750 shares of common stock and 15,097,587 shares of redeemable preferred stock. The Call Option Rights shares were retired upon receipt. The option exercise payable of $133,385 remained outstanding as of December 31, 2020 and the reserved funds were presented within restricted cash and restricted cash equivalents on the Unaudited Condensed Consolidated Balance Sheets. The full payment was subsequently made in January 2021.
Apex Loan
In November 2019, we lent $9,050 to Apex at an interest rate of 12.5% per annum, which had a scheduled maturity date of August 31, 2020. In August 2020, we extended the maturity date to August 31, 2021 and modified the interest rate to 5.0% per annum, which we determined to be below the market rate of interest. In accordance with ASC 835-30, Interest, in 2020, we recognized a loss representing the discounted fair value of the loan receivable relative to its stated value at the market rate of interest, which is accreted into interest income over the remaining term of the loan. During the year ended December 31, 2020, we lent an additional $7,643 to Apex. We had an interest income receivable of $1,443 as of December 31, 2020. During February 2021, Apex paid us $18,304 in settlement of all of their outstanding obligations to us, which consisted of outstanding principal balances of $16,693 and accrued interest of $1,611. During the three months ended March 31, 2021, we recognized interest income of $211 within interest income — related party notes, and we reversed the remainder of the loss for the discount to fair value that had not yet been accreted of $169 within noninterest income — other in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. During the three months ended March 31, 2020, we recognized interest income of $282.
Note 14. Commitments, Guarantees, Concentrations and Contingencies
Leases
We primarily lease our office premises under multi-year, non-cancelable operating leases. During the three months ended March 31, 2021, we commenced new operating leases for office premises with terms expiring from 2024 to 2026. Associated with these leases, we obtained non-cash operating lease ROU assets in exchange for new operating lease liabilities of $3,581 during the three months ended March 31, 2021.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
During the year ended December 31, 2020, the lessor for one of our operating leases allowed us to defer payments on the lease beginning in April 2020 as a result of our inability to use the leased premises during the COVID-19 pandemic. We elected to not account for this non-substantial concession as a lease modification. In the absence of this concession, we would have recognized $566 in additional operating lease cost during the three months ended March 31, 2021.
Other Commitments
In September 2019, we entered into a 20-year partnership with LA Stadium and Entertainment District at Hollywood Park in Inglewood, California that granted us the exclusive naming rights to SoFi Stadium and official partnerships with the Los Angeles Chargers and Los Angeles Rams, as well as rights with the performance venue and surrounding entertainment district (“Naming and Sponsorship Agreement”). We made payments totaling $3,267 during the three months ended March 31, 2021. See “Contingencies” below for discussion of an associated contingent matter.
Concentrations
Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and restricted cash equivalents, residual investments and loans. We hold cash and cash equivalents and restricted cash and restricted cash equivalents in accounts at regulated domestic financial institutions in amounts that may exceed FDIC insured amounts. We believe these institutions are of high credit quality and have not experienced any related losses to date.
We are dependent on third-party funding sources to originate loans. Additionally, we sell loans to various third parties. During the three months ended March 31, 2021, the two largest third-party buyers accounted for a combined 41% of our loan sales volume. No individual third-party buyer accounted for 10% or more of consolidated total net revenues for any of the periods presented.
The Company is exposed to default risk on borrower loans originated and financed by us. There is no single borrower or group of borrowers that comprise a significant concentration of the Company’s loan portfolio. Likewise, the Company is not overly concentrated within a group of channel partners or other customers, with the exception of our distribution of personal loan residual interests in our sponsored personal loan securitizations, which we market to third parties and the aforementioned whole loan buyers. Given we have a limited number of prospective buyers for our personal loan securitization residual interests, this might result in us utilizing a significant amount of our own capital to fund future residual interests in personal loan securitizations, or impact the execution of future securitizations if we are limited in our own ability to invest in the residual interest portion of future securitizations, or find willing buyers for securitization residual interests.
See Note 16 for a discussion of concentrations in revenues from contracts with customers.
Contingencies
Legal Proceedings
In limited instances, the Company may be subject to a variety of claims and lawsuits in the ordinary course of business. Regardless of the final outcome, defending lawsuits, claims, government investigations, and proceedings in which we are involved is costly and can impose a significant burden on management and employees, and there can be no assurances that we will receive favorable final outcomes. As of March 31, 2021, there were no material claims requiring disclosure.
Contingencies
Galileo. Galileo, our wholly owned subsidiary that we acquired in May 2020, is a defendant in a putative class action involving service disruption for customers of Galileo’s largest client stemming from Galileo’s system experiencing technology platform downtime. The parties have entered into a class action settlement agreement to resolve the claims in the action. The window for Plaintiff to submit claims closed in February 2021. As of March 31, 2021, we estimated a contingent liability associated with this litigation of $1,750, which decreased from the amount recorded as of December 31, 2020 due to lower-than-anticipated claims. The contingent liability was presented within accounts payable, accruals and other liabilities in the

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Unaudited Condensed Consolidated Balance Sheets, and represents Galileo’s maximum exposure to loss on the litigation. Other assets as of March 31, 2021 included $1,750 for the expected insurance recovery on the expected settlement. We expense Galileo legal fees associated with this litigation as they are incurred. Additionally, Galileo’s client sought compensatory payment from Galileo as part of the technology platform outage, which Galileo settled in November 2020 for $3,341.
SoFi Stadium. In September 2020, we discussed certain provisions of the Naming and Sponsorship Agreement for SoFi Stadium entered into by the same parties in September 2019 in light of the COVID-19 pandemic. Based on these discussions, SoFi paid sponsorship fees for the initial contract year (July 1, 2020 to March 31, 2021) of $9.8 million, of which $6.5 million was paid during 2020 and $3.3 million was paid in January 2021.
The parties are revisiting the sponsorship fees to determine the ultimate amount payable for the initial contract year. Therefore, the Company is exposed to additional potential sales and marketing expense of up to $12.7 million, which reflects the difference between the sponsorship payment terms discussed above and the commitment for the initial contract year made under the 2019 agreement. As of March 31, 2021, we are unable to estimate the amount of reasonably possible additional costs we may incur with respect to this contingency. Moreover, we have not determined that the likelihood of additional cost is probable. Therefore, as of March 31, 2021, we have not recorded additional expense related to this contingency.
Guarantees
We have three types of repurchase obligations that we account for as financial guarantees pursuant to ASC 460. First, we issue financial guarantees to FNMA on loans that we sell to FNMA, which manifest as repurchase requirements if it is later discovered that loans sold to FNMA do not meet FNMA guidelines. We have a three-year repurchase obligation from the time of origination to buy back originated loans that do not meet FNMA guidelines, and we are required to pay the full initial purchase price back to FNMA. We recognize a liability for the full amount of expected loan repurchases, which we estimate based on historical experience. The liability we record is equal to what we expect to buy back and, therefore, approximates fair value. Second, we make standard representations and warranties related to other loan transfers, breaches of which would require us to repurchase the transferred loans. Finally, we have limited repurchase obligations for certain loan transfers associated with credit-related events, such as early prepayment or events of default within 90 days after origination. Estimated losses associated with credit-related repurchases are evaluated pursuant to ASC 326. In the event of a repurchase, we are typically required to pay the purchase price of the loans transferred.
As of March 31, 2021 and December 31, 2020, the Company accrued liabilities within accounts payable, accruals and other liabilities in the Unaudited Condensed Consolidated Balance Sheets of $6,376 and $5,196, respectively, related to our estimated repurchase obligation, with the corresponding charges recorded within noninterest income — loan origination and sales in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. As of March 31, 2021 and December 31, 2020, the amount associated with loans sold that were subject to the terms and conditions of our repurchase obligations totaled $4.9 billion and $3.9 billion, respectively.
As of March 31, 2021 and December 31, 2020, the Company had a total of $9.3 million and $9.3 million, respectively, in letters of credit outstanding with financial institutions. These outstanding letters of credit were issued for the purpose of securing certain of the Company’s operating lease obligations. A portion of the letters of credit was collateralized by $3.3 million and $3.3 million of the Company’s cash as of March 31, 2021 and December 31, 2020, respectively, which is included within restricted cash and restricted cash equivalents in the Unaudited Condensed Consolidated Balance Sheets.
Mortgage Banking Regulatory Mandates
The Company is subject to certain state-imposed minimum net worth requirements for the states in which the Company is engaged in the business of a residential mortgage lender. Noncompliance with these requirements could result in potential fines or penalties imposed by the applicable state. Future events or changes in mandates may affect the Company’s ability to meet mortgage banking regulatory requirements. As of March 31, 2021 and December 31, 2020, the Company was in compliance with all minimum net worth requirements and, therefore, has not accrued any liabilities related to fines or penalties.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Retirement Plans
The Company has a 401(k) plan that covers all employees meeting certain eligibility requirements. The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may defer up to 100% of eligible compensation up to the annual maximum as determined by the Internal Revenue Service. The Company’s contributions to the plan are discretionary. The Company has not made any contributions to the plan to date.
Note 15. Loss Per Share
We compute loss per share attributable to common stock using the two-class method required for participating interests. Our participating interests include all series of our preferred stock. Series 1 preferred stock has preferential cumulative dividend rights. Pursuant to ASC 260, Earnings Per Share, for each period presented, we increased net loss by the contractual amount of dividends payable to Series 1 preferred stock before allocating any remaining undistributed earnings to all participating interests.
All other classes of preferred stock, except for Series C, have stated dividend rights, which have priority over undistributed earnings. The remaining losses are shared pro-rata among the preferred stock (with the exception of Series 1 preferred stock) and common stock outstanding during the measurement period, as if all of the losses for the period had been distributed. While our calculation of loss per share accounted for a loss allocation to all participating shares, we only presented loss per share below for our common stock. Basic loss per share of common stock is computed by dividing net loss, adjusted for the impact of Series 1 preferred stock dividends and loss allocated to other participating interests, by the weighted average number of shares of common stock outstanding during the period. Because of our reported net losses, we did not allocate any loss to participating interests in determining the numerator of the basic and diluted loss per share computation, as the allocation of loss would have been anti-dilutive. Further, we excluded the effect of all potentially dilutive common stock elements from the denominator in the computation of diluted loss per share, as their inclusion would have been anti-dilutive.

	Three Months Ended March 31,
	2021	2020
Numerator:
Net loss	$(177,564)	$(106,367)
Less: redeemable preferred stock dividends	(9,968)	(10,106)
Net loss attributable to common stockholders – basic and diluted	$(187,532)	$(116,473)
Denominator:
Weighted average common stock outstanding – basic	66,647,192	39,815,023
Weighted average common stock outstanding – diluted	66,647,192	39,815,023
Loss per share – basic	$(2.81)	$(2.93)
Loss per share – diluted	$(2.81)	$(2.93)

We excluded the effect of the below elements from our calculation of diluted loss per share, as their inclusion would have been anti-dilutive. These amounts represent the number of instruments outstanding at the end of each respective period:

	Three Months Ended March 31,
	2021	2020
Redeemable preferred stock exchangeable for common stock(1)	253,225,941	215,580,230
Redeemable preferred stock warrants exchangeable for common stock(1)	6,983,585	6,983,585
Contingent common stock(1)(2)	919,085	—
Common stock options(1)	16,174,520	17,400,048
Unvested RSUs(1)	26,831,732	18,156,174
____________________
(1)These potential common stock elements were anti-dilutive in the periods to which they applied, as there were no earnings attributable to common stockholders.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
(2)For the three months ended March 31, 2021, includes 183,985 contingently issuable common stock in connection with our acquisition of 8 Limited, as further discussed in Note 2, and 735,100 contingently issuable common stock related to an adjustment to a common stock issuance in December 2020, as further discussed in Note 10.
Note 16. Business Segment Information
Each of our reportable segments is a strategic business unit that serves specific needs of our members based on the products and services provided. The segments are based on the manner in which management views the financial performance of the business. Contribution profit is the primary measure of segment profit and loss reviewed by the Chief Operating Decision Maker (“CODM”) and is intended to measure the direct profitability of each segment. Contribution profit is defined as total net revenue for each reportable segment less:
•fair value changes in servicing rights and residual interests classified as debt that are attributable to assumption changes, which impact the contribution profit within the Lending segment. These fair value changes are non-cash in nature and are not realized in the period; therefore, they do not impact the amounts available to fund our operations; and
•expenses directly attributable to the corresponding reportable segment. Directly attributable expenses primarily include compensation and benefits and sales and marketing, and vary based on the amount of activity within each segment. Directly attributable expenses also include loan origination and servicing expenses, professional services, occupancy related costs, and tools and subscriptions. Expenses are attributed to the reportable segments using either direct costs of the segment or labor costs that can be attributed based upon the allocation of employee time for individual products.
The reportable segments also reflect the Company’s organizational structure. Each segment has a segment manager who reports directly to the CODM. The CODM has ultimate authority and responsibility over resource allocation decisions and performance assessment.
The Company has three reportable segments: Lending, Financial Services and Technology Platform. The Lending segment includes our personal loan, student loan and home loan products and the related servicing activities and, for 2020, a commercial loan. We originate loans in each of the aforementioned channels with the objective of either selling whole loans or securitizing a pool of originated loans for transfer to third-party investors. Revenues in the Lending segment are driven by changes in the fair value of our whole loans and securitization interests, gains or losses recognized on transfers that meet the true sale requirements under ASC 860 and our servicing-related activities, which mainly consist of servicing fees and the changes in our servicing assets over time. We also earn the difference between interest income earned on our loans and interest expense on any loans that are financed. Interest expense primarily impacts our Lending segment, and we present interest income net of interest expense, as our CODM considers net interest income in addition to contribution profit in evaluating the performance of the Lending segment and making resource allocation decisions.
The Financial Services segment includes our SoFi Money product, SoFi Invest product, SoFi Credit Card product (which we launched in the third quarter of 2020), SoFi Relay personal finance management product and other financial services, such as lead generation and content for other financial services institutions and our members. SoFi Money provides members a digital cash management experience, interest income and the ability to separate money balances into various subcategories. SoFi Invest provides investment features and financial planning services that we offer to our members. Revenues in the Financial Services segment include payment network fees on our member transactions and pay for order flow, cryptocurrency transaction fees and share lending arrangements in our SoFi Invest product. Additionally, we earn referral fees in connection with referral activity we facilitate through our platform, which is not directly tied to a particular Financial Services product. The referral fee is paid to us by third-party partners that offer services to end users who do not use one of our product offerings, but who were referred to the partners through our platform.
The Technology Platform segment includes our Technology Platform fees, which commenced with our acquisition of Galileo in May 2020, as well as our equity method investment in Apex, which represents our portion of net earnings on clearing brokerage activity on the Apex platform. The Company purchased an initial interest in Apex in December 2018, and Apex was the Company’s only material equity method investment as of December 31, 2020. During January 2021, the seller of our Apex interest exercised the Seller Call Option, and as such we will no longer recognize Apex equity investment income subsequent to the call date. Due to the additional investment we made during 2020, we will maintain an immaterial investment in Apex, but

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
will no longer qualify for equity method accounting. See Note 2 for additional information on the acquisition of Galileo, and Note 1 for additional information on our Apex equity method investment.
Non-segment operations are classified as Other, which includes net revenues associated with corporate functions that are not directly related to a reportable segment. These non-segment net revenues include interest income earned on corporate cash balances and interest expense on corporate borrowings, such as our revolving credit facility and, for the 2021 period, the seller note issued in connection with our acquisition of Galileo. During the three months ended March 31, 2021, net revenues within Other also included $211 of interest income and $169 of reversal of loss on discount to fair value in connection with related party transactions. During the three months ended March 31, 2020, net revenues within Other included $1,052 of interest income earned in connection with related party transactions. Refer to Note 13 for further discussion of our related party transactions.
The accounting policies of the segments are consistent with those described in Note 1, except for the accounting policies in relation to allocation of consolidated income and allocation of consolidated expenses, as described below.
The following tables present financial information, including the measure of contribution profit (loss), for each reportable segment for the periods indicated. The information is derived from our internal financial reporting used for corporate

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
management purposes. Assets are not allocated to reportable segments, as the Company’s CODM does not evaluate reportable segments using discrete asset information.

Three Months Ended March 31, 2021	Lending	Financial Services	Technology Platform(1)	Reportable Segments Total	Other	Total
Net revenue
Net interest income (loss)	$51,777	$229	$(36)	$51,970	$(4,690)	$47,280
Noninterest income	96,200	6,234	46,101	148,535	169	148,704
Total net revenue (loss)	$147,977	$6,463	$46,065	$200,505	$(4,521)	$195,984
Servicing rights – change in valuation inputs or assumptions(2)	12,109	—	—	12,109
Residual interests classified as debt – change in valuation inputs or assumptions(3)	7,951	—	—	7,951
Directly attributable expenses	(80,351)	(41,982)	(30,380)	(152,713)
Contribution profit (loss)	$87,686	$(35,519)	$15,685	$67,852

Three Months Ended March 31, 2020	Lending	Financial Services	Technology Platform(1)	Reportable Segments Total	Other	Total
Net revenue
Net interest income	$45,661	$215	$—	$45,876	$1,273	$47,149
Noninterest income	28,217	1,939	997	31,153	—	31,153
Total net revenue	$73,878	$2,154	$997	$77,029	$1,273	$78,302
Servicing rights – change in valuation inputs or assumptions(2)	(7,059)	—	—	(7,059)
Residual interests classified as debt – change in valuation inputs or assumptions(3)	14,936	—	—	14,936
Directly attributable expenses	(77,660)	(29,137)	—	(106,797)
Contribution profit (loss)	$4,095	$(26,983)	$997	$(21,891)
____________________
(1)Noninterest income within the Technology Platform segment for the three months ended March 31, 2021 and 2020 included $— and $997, respectively, of earnings from our equity method investment in Apex. See Note 1 under “—Equity Method Investments” for additional information. During the three months ended March 31, 2021, the five largest clients in the Technology Platform segment contributed 70% of the total net revenue within the segment, which represented 16% of our consolidated total net revenue.
(2)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment and default rates and discount rates. This non-cash change, which is recorded within noninterest income in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, the changes in fair value attributable to assumption changes are adjusted to provide management and financial users with better visibility into the cash flows available to finance our operations.
(3)Reflects changes in fair value inputs and assumptions, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, with fair value changes recorded within noninterest income in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. The fair value change attributable to assumption changes has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to securitization collateral cash flows), or the general operations of our business. As such, this non-cash change in fair value during the period is adjusted to provide management and financial users with better visibility into the cash flows available to finance our operations.

Social Finance, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table reconciles contribution profit (loss) to loss before income taxes for the periods presented. Expenses not allocated to reportable segments represent items that are not considered by our CODM in evaluating segment performance or allocating resources.

	Three Months Ended March 31,
	2021	2020
Reportable segments total contribution profit (loss)	$67,852	$(21,891)
Other total net revenue (loss)	(4,521)	1,273
Servicing rights – change in valuation inputs or assumptions	(12,109)	7,059
Residual interests classified as debt – change in valuation inputs or assumptions	(7,951)	(14,936)
Expenses not allocated to segments:
Share-based compensation expense	(37,454)	(19,685)
Depreciation and amortization expense	(25,977)	(4,715)
Fair value change of warrant liability	(89,920)	(2,879)
Employee-related costs(1)	(32,280)	(27,896)
Other corporate and unallocated expenses(2)	(34,105)	(22,640)
Loss before income taxes	$(176,465)	$(106,310)
__________________
(1)Includes compensation, benefits, recruiting, certain occupancy-related costs and various travel costs of executive management, certain technology groups and general and administrative functions that are not directly attributable to the reportable segments.
(2)Includes corporate overhead costs that are not allocated to reportable segments, such as tools and subscription costs, corporate marketing costs and professional services costs.
In April 2020, the Company acquired 8 Limited for total consideration of $16,126, which represented the Company’s first international expansion. See Note 2 for additional information on the acquisition. As we do not have material operations outside of the U.S., we did not make the geographic disclosures pursuant to ASC 280, Segment Reporting. No single customer accounted for more than 10% of our consolidated revenues for any of the periods presented.
Note 17. Subsequent Events
Management of the Company performed an evaluation of subsequent events that occurred after the balance sheet date through the date of this filing. In addition to the item noted below, we discuss events that occurred after the balance sheet date throughout these Notes to Unaudited Condensed Consolidated Financial Statements.
During January 2021, Social Finance, Inc. entered into the Agreement by and among SCH and Merger Sub. The transactions contemplated by the terms of the Agreement were completed on May 28, 2021. See Note 2 for additional information on the transaction.